UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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122 Fifth Avenue

New York, New York 10011

July 29, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 am, Eastern Time, on September 14, 2016 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a white proxy card and postage-paid return envelope. White proxy cards are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 29, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 14, 2016: The Proxy Statement and the Company’s 2016 Annual Report to Stockholders are available online at www.bn2016annualmeeting.com.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Sincerely,

LEONARD RIGGIO
Chairman of the Board of Directors

122 Fifth Avenue

New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 14, 2016

The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at 9:00 am, Eastern Time, on September 14, 2016 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003 for the following purposes:

1.	To elect three directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote on executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 29, 2017; and

4.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Only holders of record of Common Stock of the Company as of the close of business on July 20, 2016 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 29, 2017.

Sincerely,

BRADLEY A. FEUER
Vice President, General Counsel and Corporate Secretary
New York, New York
July 29, 2016

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

i

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 14, 2016

INTRODUCTION

This Proxy Statement and enclosed proxy card are being furnished commencing on or about July 29, 2016 in connection with the solicitation by the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 14, 2016 and any adjournment or postponement thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 29, 2017.

Stockholders Entitled to Vote

Only holders of record of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), as of the close of business on July 20, 2016 are entitled to notice of and to vote at the Meeting. As of the record date, 73,527,525 shares of Common Stock were outstanding, which number includes 64,414 shares of unvested restricted stock that have voting rights and that are held by members of the Board and the Company’s employees. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Meeting.

How to Vote

Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock (including unvested restricted stock), you may vote your shares either by voting by proxy in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote FOR the Board’s nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 29, 2017. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you later decide to attend the Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors and the approval, on an advisory basis, of the compensation of the Company’s named executive officers. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must provide a “legal proxy” from your custodian at the Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Quorum and Votes Required

Quorum

The presence in person or by proxy at the Meeting of the holders of shares of capital stock of the Company having a majority of the voting power of the capital stock entitled to vote at the Annual Meeting outstanding as of July 20, 2016 will constitute a quorum.

Votes Required

The three nominees for director receiving the highest vote totals will be elected as directors of the Company.

Approval of the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

Because the votes on compensation of named executive officers are advisory, they will not be binding upon the Board.

Approval of the proposal to ratify the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to the proposal to elect directors, withheld votes and any “broker non-votes” are not counted in determining the outcome of the election. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

With respect to the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Withheld votes, abstentions and any “broker non-votes” would be included in determining whether a quorum is present.

Attendance at the Annual Meeting

Attendance at the Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through the Company’s 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Meeting, you must also provide a “legal proxy” obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Meeting.

How to Revoke Your Proxy

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

ELECTION OF DIRECTORS—PROPOSAL 1

Introduction

The Board currently consists of nine directors. The directors are divided into three classes, currently consisting of three members whose terms expire upon the election and qualification of their successors at the Meeting, three members whose terms expire at the 2017 annual meeting of stockholders and three members whose terms expire at the 2018 annual meeting of stockholders. The Board unanimously recommends using the enclosed proxy card to vote FOR each of the Board’s three nominees for director.

Information Concerning the Directors and the Board’s Nominees

Background information with respect to the Board and the Board’s nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age[1]	Director Since	Position
Leonard Riggio	75	1986	Founder and Chairman of the Board
Ronald D. Boire	55	2015	Chief Executive Officer
Ann-Marie Campbell	51	2015	Director
George Campbell, Jr.	70	2008	Director
Mark D. Carleton	56	2011	Director
Scott S. Cowen	70	2014	Director
William Dillard, II	71	1993	Director
Al Ferrara	65	—	Director Nominee
Paul B. Guenther	76	2015	Director
Patricia L. Higgins	66	2006	Lead Independent Director

At the Meeting, three directors will be elected. Al Ferrara, Paul B. Guenther and Leonard Riggio are the Board’s nominees for election as directors at the Meeting, each to hold office for a term of three years until the annual meeting of stockholders to be held in 2019 and until his or her successor is elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected. However, if any nominee is unable to serve or for good cause will not serve, proxies may be voted for a substitute designated by the Board.

The terms of Ann-Marie Campbell, Paul B. Guenther and Leonard Riggio expire upon the election and qualification of their successors at the Meeting. The terms of George Campbell, Jr., Mark D. Carleton and Ronald D. Boire expire in 2017. The terms of Scott S. Cowen, William Dillard, II and Patricia L. Higgins expire in 2018.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting. The Board unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.

Al Ferrara, Certified Public Accountant, is currently the National Director of Retail & Consumer Products at BDO USA, LLP. Mr. Ferrara has worked at BDO USA, LLP in a variety of positions since 1994 and was a member of its Board of Directors from 2003 to 2010. He will be retiring from BDO USA, LLP on August 31, 2016. Mr. Ferrara has provided services as a partner of public and private retail clients, including: Barnes & Noble, Inc., Aeropostale, Inc., Children’s Place, Inc., GameStop Corp., Kmart Corporation, Modells Sporting Goods, Inc., Deb Shops, Inc., A.C. Moore Incorporated, Sleepy’s, LLC, Syms Corporation, Camuto Group, Inc., J. McLaughlin (Seas Island Clothiers, LLC) and 1-800-Flowers.com, Inc. Previously, Mr. Ferrara served as the Northeast Regional Managing Partner at BDO USA, LLP from 2000 to 2003. Mr. Ferrara was also a director and BDO USA, LLP representative at Trenwith Capital, Inc. (now BDO Capital Advisors, LLC) from 2000 to 2015 and a member of the retail advisory board at Hilco Retail Consulting from 2013 to 2015.

Qualifications, Experience, Attributes and Skills. Mr. Ferrara has over 45 years of experience in public accounting and extensive knowledge of the retail industry along with SEC experience.

Paul B. Guenther has been a director of the Company since June 2015. Mr. Guenther serves as Chair of the Audit Committee. Mr. Guenther is the former President of PaineWebber Group, Inc. and also served on its board of directors. Mr. Guenther also serves as a director of ZAIS Group Holdings, a NASDAQ listed investment management company focusing on investments in specialized credit strategies. He was chairman of Community

[1]	Note: ages as of July 29, 2016.

& Southern Holdings, a community bank with over $4 billion in assets. Mr. Guenther serves as the chairman of the executive committee at Lenox Hill Hospital and serves as a director of Fordham University, where he previously served as the Chairman of Board. Mr. Guenther retired as a director of Guardian Life Insurance in December 2015, a Fortune 250 financial services company and one of the largest individual disability income insurance providers in the U.S. Mr. Guenther has also served as chairman of the New York Philharmonic and is the former director of the Securities Industry Association and a former President and Director of Columbia’s Graduate School of Business Alumni Association. If elected to the Board at the Meeting, Mr. Guenther will serve as independent non-executive Chairman of the Board upon Mr. Riggio’s retirement from his current role as Chairman of the Board following the Meeting. See “Certain Board Policies and Practices—Board Leadership Structure” for a description of the responsibilities of the independent non-executive Chairman of the Board.

Qualifications, Experience, Attributes and Skills. Mr. Guenther has expertise in managing large complex organizations. In addition, Mr. Guenther brings a sophisticated knowledge of finance to the Board, as well as a deep understanding of operations. Mr. Guenther is a Chartered Financial Analyst.

Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder since its inception in 1986. He served as Chief Executive Officer from 1986 through February 2002. He was Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (B&N College, a subsidiary of the Company until August 2, 2015), one of the nation’s largest operators of college bookstores, from 1965 and until its acquisition by the Company in September 2009. Since 1985, Mr. Riggio has been a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. He also served as a director of GameStop Corp. (“GameStop”), a national video game retailer from 2001 to 2011. As previously announced, Mr. Riggio intends to retire from his role as Chairman of the Board following the Meeting. If elected to the Board at the Meeting, Mr. Riggio will continue to serve as a director.

Qualifications, Experience, Attributes and Skills. Mr. Riggio has approximately 45 years of entrepreneurial and executive and board-level experience, resulting from his activities as (at various times) the founder, Chief Executive Officer, chairman of the board and significant stockholder of the Company, B&N College, MBS and GameStop. This extensive experience allows Mr. Riggio to bring to the Board a deep insight into the operations, challenges and complex issues facing the Company and retail-oriented businesses in general.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED WHITE PROXY CARD.

Other Directors

Ronald D. Boire has been the Chief Executive Officer of the Company and a director since September 2015. Previously, Mr. Boire served as President and Chief Executive Officer and a member of the Board of Directors of Sears Canada. Prior to serving as President & Chief Executive Officer of Sears Canada, Inc., Mr. Boire had a broad range of experience in retail and technology. He held the position of Executive Vice President, Chief Merchandising Officer and President, Sears and Kmart Formats at Sears Holdings (SHLD). Mr. Boire also served in other executive positions including President and CEO at Brookstone, Inc., where he led a turnaround of Brookstone’s performance through improved operations, product development and marketing. While at Toys “R” Us he served as President, North America from 2006 through 2009. Mr. Boire has extensive experience in consumer electronics where he has been involved in some of the most important product launches over the past 25 years. He was executive vice president, global merchandise manager for Best Buy (BBY), responsible for managing Best Buy’s $30 billion U.S. Business Teams, global technology and vendor management, global sourcing and private label development. Before working at Best Buy, Mr. Boire served in a variety of increasingly senior roles during a 17-year career at Sony Electronics Inc., including president of Sony’s Personal Mobile Products Company where he was responsible for Sony’s Audio and Mobile Electronics products in the U.S. and president of the Consumer Sales Company responsible for sales and distribution in the U.S. Mr. Boire formerly served as a Director of the Retail Council of Canada and was previously a Director of the Retail Industry Leaders Association.

Qualifications, Experience, Attributes and Skills. Mr. Boire has dual MBAs from Columbia Business School and London Business School. Mr. Boire has extensive experience throughout all facets of the retail industry, along with extensive experience in consumer electronics where he has been involved in some of the most important product launches over the past 25 years. This extensive experience, combined with his leadership ability and proven track record, allows Mr. Boire to bring to the Board a versatile and practical understanding of the Company and of retail in general.

Ann-Marie Campbell has been a director of the Company since June 2015. Ms. Campbell serves on the Compensation Committee. She is Executive Vice President, U.S. Stores of The Home Depot and has held various leadership roles during her 30 year career at The Home Depot, including President, Southern Division, regional vice president, vice president of operations, vice president of merchandising and special orders, vice president of retail marketing and sales for Home Depot Direct and vice president of vendor services. Ms. Campbell currently serves on the board of Potbelly Corporation, and on the Catalyst, Inc. Board of Advisors. On July 26, 2016, Ms. Campbell informed the Board that she has decided not to stand for re-election to the Board at the Meeting.

Qualifications, Experience, Attributes and Skills. Ms. Campbell brings to the Board strong operational skills, expertise in strategic planning and demonstrated success in recruiting and developing top notch performance teams to reach organizational goals. In addition, Ms. Campbell brings to the Board a keen insight on changing market trends and expertise in identifying and capturing new business opportunities.

George Campbell, Jr. has been a director of the Company since 2008. Dr. Campbell serves as Chair of the Compensation Committee. Dr. Campbell, a physicist, is currently the Chairman of the Webb Institute, an engineering college specializing in naval architecture and marine engineering. Dr. Campbell was the President from July 2000 through June 2011, and is now President Emeritus of The Cooper Union for the Advancement of Science and Art, New York, NY (“Cooper Union”), a college focusing primarily on engineering, architecture and art. Dr. Campbell is also a director of Con Edison, Inc. and the Josiah Macy Jr. Foundation. He is also a Trustee of the MITRE Corporation, Rensselaer Polytechnic Institute, Montefiore Medical Center and the Institute of International Education. Dr. Campbell is also a Fellow of the American Association for the Advancement of Science and the New York Academy of Sciences.

Qualifications, Experience, Attributes and Skills. Dr. Campbell has a total of more than 25 years of executive and board-level experience serving on the boards of major companies, as well as serving as President and Chief Executive Officer of Cooper Union. Dr. Campbell’s experience has generally been focused in higher education, and he has more than 12 years of experience in research and development in telecommunications technology at Bell Laboratories. Dr. Campbell also has extensive experience serving on the board of trustees of academic and research institutions and non-profit organizations. This experience allows Dr. Campbell to bring to the Board a unique insight into the Company’s operations.

Mark D. Carleton has served as a director of the Company since September 2011. Mr. Carleton serves on the Audit Committee. Mr. Carleton was initially nominated as a director by Liberty Media pursuant to the terms of its preferred stock issued to Liberty Media pursuant to the terms of its investment in the Company in August 2011. After Liberty Media’s right to elect to preferred stock directors was terminated upon the sale of the majority of its preferred stock interest in April 2014, the Board chose to re-elect Mr. Carleton as a director. Mr. Carleton has been Senior Vice President of Liberty Media, and served as a Senior Vice President of predecessors of Liberty Media, since 2003. His primary responsibilities include corporate development and oversight of Liberty Media’s technology, music, telecom, satellite and sports interests. Prior to Liberty Media, Mr. Carleton served as a Partner with KPMG LLP from 1993 to 2003, where he had overall responsibility for the communications sector and also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Mobile Streams, Air Methods Corp., Sirius XM Radio Inc. and a number of private companies and formerly served as a director of DIRECTV.

Qualifications, Experience, Attributes and Skills. Mr. Carleton received a Bachelor of Science degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global

Leadership Council. He also is a member of the University of Colorado Sports and Entertainment Advisory Council and a member of the Board of Directors of United States Speedskating. In addition, Mr. Carleton was the Executive in Resident at the Colorado State University Business School for the 2011-2012 school year. Mr. Carleton brings to the Board, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP. In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including leadership development and succession planning, risk assessment, and shareholder and government relations.

Scott S. Cowen has been a director of the Company since April 2014. Dr. Cowen serves as the Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee. Dr. Cowen was the President and Seymour S. Goodman Memorial Professor of Business from 1998 through June 2014, and is now President Emeritus and Distinguished University Professor of Tulane University. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management, Case Western Reserve University (“Case Western”). Prior to his departure in 1998, Dr. Cowen had been associated with Case Western in various capacities since 1976. Dr. Cowen has been a director of Forest City Enterprises, Inc., a real estate developer, since 1989 and Newell Rubbermaid Inc., a consumer products corporation, since 1999. Dr. Cowen is a former member of the Board of Directors of Jo-Ann Stores, Inc., an operator of retail fabric shops, and American Greetings Corp., a manufacturer of greeting cards and related merchandise.

Qualifications, Experience, Attributes and Skills. Dr. Cowen has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in such areas and significant experience in crisis management, including in connection with recovery from Hurricane Katrina.

William Dillard, II has been a director of the Company since November 1993. Mr. Dillard serves on the Corporate Governance and Nominating Committee and the Compensation Committee. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”), a national department store and retailer of luxury goods, since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a director of Acxiom Corporation (“Acxiom”), a company that provides marketing services focused on the use of technology.

Qualifications, Experience, Attributes and Skills. Mr. Dillard has a total of more than 40 years of executive and board-level experience, focused in the retail industry. He is also a director of Acxiom as well as Chief Executive Officer of Dillard’s. This experience in the retail industry allows Mr. Dillard to bring to the Board substantial knowledge of the retail sector.

Patricia L. Higgins has been a director of the Company since June 2006. Ms. Higgins currently serves as Lead Independent Director and will serve as Lead Independent Director through the Meeting. Ms. Higgins serves on the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Higgins was President, Chief Executive Officer and a director of Switch and Data Facilities Company, Inc., a leading provider of network interconnection and collocation services, from September 2000 to February 2004. Prior to that, she served as Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Travelers, Dycom Industries and lnternap. During the previous five years, Ms. Higgins also served as a director of Delta Air Lines, Visteon and SpectraSite Communications. Ms. Higgins was a director of Barnes & Noble.com from 1999 to 2004.

Qualifications, Experience, Attributes and Skills. Ms. Higgins has over 30 years of technology experience, holding senior executive positions in telecommunications, computing and information technology. Ms. Higgins has had extensive board experience as a director of nine public companies, including as a member of six audit committees, chairing two; a member of six compensation committees, chairing one; a member of four governance/nominating committees, chairing one; and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board a significant depth of understanding into the operation and management of public companies, including those in the technology sector.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board met 11 times during the Company’s 2016 fiscal year beginning on May 3, 2015 and ending on April 30, 2016 (“Fiscal 2016”). All directors attended at least 90% of all meetings of the Board, with the exception of Mark D. Carleton and Ann-Marie Campbell.

Based on information supplied to it by the directors and the director nominees, the Board has affirmatively determined that each of Ann-Marie Campbell, George Campbell, Jr., Mark D. Carleton, Scott S. Cowen, William Dillard, II, Paul B. Guenther and Patricia L. Higgins is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. The Board expects Al Ferrara to be independent if elected, based on the facts available as of July 29, 2016.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent registered public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below) and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out these functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The members of the Audit Committee currently are Paul B. Guenther (Chair), Mark D. Carleton and Patricia L. Higgins. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Guenther, Mr. Carleton and Ms. Higgins each has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 9 times during Fiscal 2016.

Compensation Committee. The principal function of the Compensation Committee is to review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering various compensation plans of the Company. The members of the Compensation Committee currently are George Campbell, Jr. (Chair), Ann-Marie Campbell, Scott S. Cowen and William Dillard, II. All members of the Compensation Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met 6 times during Fiscal 2016. In Fiscal 2016, as in prior years, the Compensation Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment see the “Compensation Discussion and Analysis—Process for Determining Named Executive Officer Compensation—Retention of Consultants” section of this Proxy Statement.

Corporate Governance and Nominating Committee. The principal function of the Corporate Governance and Nominating Committee is to oversee the corporate governance of the Company. The Corporate Governance and Nominating Committee is also responsible for, among other things, identifying and evaluating individuals to serve as directors of the Company and recommending to the Board such individuals, evaluating the Board and management and recommending Board committee assignments. The members of the Corporate Governance and Nominating Committee currently are Scott S. Cowen (Chair), Patricia L. Higgins and William Dillard, II. All members of the Corporate Governance and Nominating Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Corporate Governance and Nominating Committee met 5 times during Fiscal 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves, or in Fiscal 2016 served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board. Instead, the Corporate Governance and Nominating Committee considers the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board.

When nominating a sitting director for re-election at an annual meeting, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board at a stockholder meeting if submitted by a stockholder in a timely manner. Any stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board;

•	A description of any arrangements or understandings between the candidate and the Company; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

In accordance with the charter of the Corporate Governance and Nominating Committee, in order for the Corporate Governance and Nominating Committee to consider a candidate submitted by a stockholder for election at a stockholder meeting, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to such meeting; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Corporate Secretary will promptly forward such materials to the Corporate Governance and Nominating Committee. The Company’s Corporate Secretary also will maintain copies of such materials for future reference by the Corporate Governance and Nominating Committee when filling Board positions.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder-nominated candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Certain Board Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.barnesandnobleinc.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Board Leadership Structure

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO have been separate since 2002, and the positions remained separate when Ronald D. Boire became CEO of the Company in September 2015. On April 27, 2016, the Company announced that Mr. Riggio intends to retire as Chairman of the Board following the Meeting, and if elected to the Board at the Meeting, will remain a director. If elected to the Board at the Meeting, Mr. Guenther will serve as the non-executive Chairman of the Board upon Mr. Riggio’s retirement. The Board has determined that the current structure continues to be appropriate in that it enables Mr. Boire to focus on his role as CEO of the Company while enabling the Chairman of the Board to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

In accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board meeting. In addition, the independent directors meet at least once a year in an executive session of only independent directors. Ms. Higgins is currently the Lead Independent Director. Following Mr. Riggio’s expected retirement from his current role as Chairman of the Board and Mr. Guenther’s assumption of the role of non-executive Chairman of the Board after the Meeting, Ms. Higgins will cease to be the Lead Independent Director and the independent non-executive Chairman of the Board will, among other things, perform the functions previously undertaken by the Lead Independent Director.

Risk Oversight

The Board’s primary function is one of oversight. In connection with its oversight function, the Board oversees the Company’s policies and procedures for managing risk. The Board administers its risk oversight function primarily through its Committees. Board Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board on the Company’s enterprise risk assessment.

Communications Between Stockholders and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the then-incumbent directors attended the 2015 annual meeting of stockholders.

Executive Officers

The Company’s executive officers as of July 29, 2016, as well as additional information with respect to such persons, are set forth in the table below.

Name	Age	Position
Leonard Riggio	75	Founder and Chairman of the Board
Ronald D. Boire	55	Chief Executive Officer
Allen W. Lindstrom	49	Chief Financial Officer
Jaime Carey	55	President, Development and Restaurant Group
David S. Deason	57	Vice President of Barnes & Noble Development
Bradley A. Feuer	48	Vice President, General Counsel
Mary Ellen Keating	59	Senior Vice President of Corporate Communications and Public Affairs
Michelle Smith	63	Vice President of Human Resources
Frederic Argir	52	Vice President, Chief Digital Officer
William E. Wood	45	Chief Information Officer
Peter M. Herpich	46	Vice President, Corporate Controller and Principal Accounting Officer

Information with respect to executive officers of the Company who also are a director or director nominee is set forth in “Information Concerning the Directors and the Board’s Nominees” above.

Allen W. Lindstrom has been Chief Financial Officer of the Company since July 2013. Prior to that, he served as Vice President, Corporate Controller of the Company from November 2007 to July 2013. From October 2011 to March 2012, Mr. Lindstrom also served as the interim Chief Financial Officer for the Company. Prior to joining the Company, Mr. Lindstrom was Chief Financial Officer at Liberty Travel, Inc. from April 2002 to November 2007. From April 2000 to April 2002, he was Financial Controller of The Museum Company, Inc. Prior to that, he held various positions at Toys “R” Us, Inc. from February 1993 to April 2000. Mr. Lindstrom is a Certified Public Accountant.

Jaime Carey became President, Development and Restaurant Group effective June 23, 2016. Prior to that, Mr. Carey was Chief Operating Officer of the Company from July 2015 through June 2016 and Chief Merchandising Officer of the Company from May 2008 through June 2015. Mr. Carey was Vice President of Newsstand from January 2005 through April 2008. Mr. Carey has also been a Member of the Board of Directors of the National Book Foundation since 2008.

David S. Deason joined the Company in February 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in February 1997.

Bradley A. Feuer was appointed as the Company’s Vice President, General Counsel and Corporate Secretary in December 2013 after serving in an interim role since July 2013. From 2008 to 2013, Mr. Feuer served as the Vice President, Assistant General Counsel for the Company. Mr. Feuer joined the Company in 1999 and has worked across all departments within the organization. Prior to joining the Company, Mr. Feuer was an associate at the law firms of Weil, Gotshal and Manges LLP, and Brobeck Phleger & Harrison LLP.

Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in January 1998. Prior to that, she was an executive with Hill & Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill & Knowlton’s flagship New York office.

Michelle Smith became Vice President of Human Resources of the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the National Retail Federation’s Committee on Employment Law.

Frederic Argir was appointed Vice President and Chief Digital Officer for Barnes & Noble, Inc., in July 2015. Mr. Argir joined the Company from Toys “R” Us, Inc., where he served as Chief Digital Officer since 2012. Prior to Toys “R” Us, Mr. Argir was Chief Information Officer at The Sports Authority, Inc. from 2011 to 2012. He also served as a consultant to Best Buy, Inc., where he collaborated on productivity and strategic technology investments. Mr. Argir also spent five years between 2004 and 2009 at Target Corporation as Vice President of Supply Chain Development. Additionally, he served on the Board of the Global Commerce Initiative from 2004 to 2009, Artspace from 2005—2009 and currently serves on the board of the Madison Square Boys and Girls Club.

William E. Wood joined the Company as Chief Information Officer in December 2015. Mr. Wood was previously Chief Information Officer at EZCORP, Inc. He has extensive experience in retail, with previous high-level IT roles at Bass Pro Shops, Brookstone, Inc. and Dollar General, Corporation. He also serves as an advisory board member for several companies including Magnetify Corporation and Zeppelin, Inc., and is a 10-year veteran of the United States Army.

Peter M. Herpich was appointed Vice President, Corporate Controller of the Company in October 2013 and Principal Accounting Officer of the Company in November 2013. From March 2010 to October 2013, Mr. Herpich was Vice President, Assistant Controller of the Company. From June 2004 to March 2010, he served as Director of Financial Reporting for the Company. Prior to that, he held various positions at the Company from January 1995 to June 2004. Mr. Herpich is a Certified Public Accountant.

The Company’s officers are elected annually by the Board and hold office at the discretion of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of July 20, 2016, unless otherwise indicated, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table who was an executive officer as of July 20, 2016, unless otherwise indicated, and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it. Unless otherwise indicated, the address of each person listed is c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Leonard Riggio (2)	13,052,132	17.8%
David Abrams (3)	7,418,774	10.1%
Dimensional Fund Advisors LP (4)	6,252,050	8.5%
BlackRock, Inc. (5)	6,161,184	8.4%
Daniel R. Tisch (6)	5,220,700	7.1%
The Vanguard Group (7)	4,137,538	5.6%
William Dillard, II (8)	87,601	*
Patricia L. Higgins (8)	58,825	*
George Campbell, Jr. (8)	44,387	*
Mark D. Carleton (8)	40,115	*
Scott S. Cowen (8)	32,097	*
Ronald D. Boire (9)	122,699	*
Paul B. Guenther (8)	13,202	*
Ann-Marie Campbell (8)	12,202	*
Allen W. Lindstrom (10)	117,656	*
Jaime Carey (11)	119,787	*
Frederic Argir	26,773	*
David Deason (12)	71,588	*
Michael Huseby	0	*
Mahesh Veerina	0	*
Al Ferrara	0	*
All directors and executive officers as a group (19 persons) (13)	14,008,390	19.0%

* Less than 1%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after July 20, 2016 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As of July 20, 2016, there were 73,527,525 shares of Common Stock issued and outstanding (including shares of unvested restricted stock and shares held in the Company’s 401(k) Plan).

(2)

Includes (a) 2,316,668 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), (b) 1,428,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees and (c) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under this deferred compensation arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (a) his death; (b) a sale of all or substantially all of the assets of the Company; or (c) a sale of a “controlling interest” in the Company (defined as 40% or more of the outstanding Common Stock). Mr. Riggio disclaims voting control of all shares held in this trust arrangement. Some of the shares of Common Stock owned by Mr. Riggio are, and other shares in the future may be, pledged as collateral for loans, including loans which were used to purchase Common Stock.

(3)	This information is based upon a Schedule 13G filed with the SEC by David Abrams, Abrams Capital Partners II, L.P., Abrams Capital, LLC, Abrams Capital Management, LLC and Abrams Capital Management, L.P. As stated in such Schedule 13G, Mr. Abrams may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 122 Fifth Avenue, New York, New York, 10011.

(4)	This information is based upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. As stated in such Schedule 13G, Dimensional Fund Advisors LP may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)	This information is based upon a Schedule 13G filed with the SEC by BlackRock, Inc. As stated in such Schedule 13G, BlackRock, Inc. may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 55 East 52nd Street, New York, New York, 10055.

(6)	This information is based upon a Schedule 13G filed with the SEC by Daniel R. Tisch. As stated in such Schedule 13G, Daniel R. Tisch may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 460 Park Avenue, New York, New York, 10022.

(7)	This information is based upon a Schedule 13G filed with the SEC by The Vanguard Group. As stated in such Schedule 13G, The Vanguard Group may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.

(8)	Of these shares, 9,202 are shares of restricted stock.

(9)	Mr. Boire started his employment as CEO on September 8, 2015 and became a member of the Board on the same date.

(10)	Of these shares, 53,371 are issuable upon the exercise of options.

(11)	Of these shares, 38,122 are issuable upon the exercise of options.

(12)	Of these shares, 30,498 are issuable upon the exercise of options.

(13)	Of these shares, 224,920 are issuable upon the exercise of options and 64,414 are shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes the material elements of the Company’s compensation programs for its named executive officers. For Fiscal 2016, the Company’s named executive officers were:

Executive	Position
Ronald D. Boire	Chief Executive Officer
Allen W. Lindstrom	Chief Financial Officer
Jaime M. Carey (1)	President of the Development and Restaurant Group
Frederic Argir	Vice President, Chief Digital Officer
David Deason	Vice President, Development
Leonard Riggio (2)	Executive Chairman of the Board and Founder
Michael P. Huseby (3)	Former Chief Executive Officer
Mahesh Veerina (4)	Former President, NOOK Consumer Business

(1)	On July 1, 2015, Mr. Carey was promoted from Vice President, Chief Merchandising Officer to Chief Operating Officer, and on June 23, 2016, Mr. Carey was promoted from Chief Operating Officer to President of the Development and Restaurant Group.

(2)	On April 27, 2016, the Company announced that Mr. Riggio will retire from his role as Executive Chairman (but will remain a member of the Board) following the upcoming annual stockholder meeting on September 14, 2016.

(3)	On August 2, 2015, Mr. Huseby resigned for “good reason”. Mr. Huseby now serves as Executive Chairman of Barnes & Noble Education, Inc. and is no longer employed by the Company.

(4)	On July 20, 2015, the Company announced that Mr. Veerina would leave the Company on February 1, 2016. Mr. Veerina is no longer employed by the Company.

Executive Summary

Fiscal 2016 Business Performance Highlights

During Fiscal 2016, the Company simplified its corporate and capital structures by completing the spin-off of Barnes & Noble Education, Inc. and converting the outstanding Series J Preferred Stock into Common Stock. Following these actions, the Company is well positioned to focus all of its efforts on improving its core businesses. In Fiscal 2016, the Company outlined four key strategic objectives that it believes will position the Company to improve performance, increase earnings before interest, taxes, depreciation and amortization (“EBITDA”) and drive stockholder value. These strategic objectives are: (i) reduce NOOK losses; (ii) increase both online and bookstore sales; (iii) grow the membership program; and (iv) reduce retail costs.

In Fiscal 2016, comparable store sales were flat, while “Core” comparable store sales, which exclude sales of NOOK products, increased 0.4%. The Company generated consolidated annual EBITDA of $150.5 million.2 Included in Fiscal 2016 EBITDA were charges of $35.2 million, comprised of a $20.9 million pension settlement charge to terminate the Company’s pension plan, executive severance costs of $10.5 million related to the Barnes & Noble Education, Inc. spin-off and an impairment charge on a publishing contract of $3.8 million.

During Fiscal 2016, the Company also returned capital to its shareholders through the initiation of a $0.15 per share quarterly dividend and the authorization of a $50 million stock repurchase program. In total, the Company returned $72.8 million in cash to stockholders, including $46.1 million in dividends and $26.7 million through share repurchases.

[2]	EBITDA is a non-GAAP financial measure and a reconciliation of Fiscal 2016 EBITDA to the most applicable GAAP measure is set forth in a Current Report on Form 8-K filed by the Company with the SEC on June 23, 2016.

The Compensation Committee carefully considered these achievements and the financial challenges faced by the Company in Fiscal 2016 in order to ensure that the compensation program for Fiscal 2016 adequately reflects the Company’s compensation principles.

Fiscal 2016 Compensation Highlights

Compensation for our named executive officers in Fiscal 2016 was closely aligned with performance and the Company’s business and talent strategies.

We exceeded our Fiscal 2016 Adjusted EBIT (earnings before interest and taxes) goal.	Achievement of the Fiscal 2016 Adjusted EBIT goal is a threshold performance requirement before any payments can be made under our performance-based annual incentive compensation program. In addition to exceeding the Adjusted EBIT goal, performance-based annual incentive compensation awards are subject to Adjusted EBITDA goals.

We granted long-term equity incentive awards.	Making initial annual long-term equity incentive grants, with total values generally divided equally between performance-based awards subject to the achievement of cumulative three-year financial goals and time-based awards (other than in the case of grants to each named executive officer who received a long-term equity compensation award in connection with his commencement of employment with the Company).

Compensation and Governance Best Practices

The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following, which are described in more detail in this Compensation Discussion and Analysis.

What We Do

✓	Focus on Variable At-Risk Pay. We tie pay to performance and our stock price. In Fiscal 2016, 70% of our Chief Executive Officer’s, and on average 42% of our other currently employed named executive officers’, target total direct compensation was variable with performance.

✓	Apply Multi-Year Vesting to Equity Incentive Awards. Historically and under the long-term equity incentive program that the Company adopted in Fiscal 2015, awards vest over a three-year period following the grant date, subject to applicable service conditions (and, in general under such long-term equity incentive program, performance conditions for 50% of the value of the grants under the long-term equity incentive program for named executive officers).

✓	Use Performance Metrics Applicable to Business Segments. We mitigate compensation-related risk by using performance measures applicable to the Company’s various business segments in our performance-based annual incentive compensation program.

✓	Provide Limited Perquisites. We provide limited perquisites to our named executive officers.

✓	Offer Broad-Based Benefits. Our named executive officers are eligible for the same health and retirement benefits as other full-time employees.

✓	Provide Double Trigger Severance Benefits. We provide double-trigger cash severance benefits to our named executive officers, and, in most cases, equity award vesting is provided to our named executive officers only in the event of a termination following a change of control.

✓	Conduct Periodic Risk Review. Our Compensation Committee conducts a periodic review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Utilize Structured Compensation Process. Our Compensation Committee employs a rigorous evaluation process in determining the level of payout to our named executive officers under the individual performance component of our performance-based annual incentive compensation awards. Individual objectives relate to critical metrics and/or objectives that are measurable.

✓	Engage with Stockholders. We communicate with our largest stockholders to obtain valuable feedback on the Company’s compensation programs and governance practices regularly.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee directly retained FW Cook, its independent compensation consultant, to advise on our executive compensation programs. FW Cook performs no other services for the Company.

✓	Use Peer Group Evaluation. We evaluate our compensation peer groups periodically to align with investor expectations and changes in the Company’s business and market practice.

✓	Ensure Independence of Compensation Committee. Our Compensation Committee consists entirely of independent directors.

✓	Maintain Clawback Policy. Our Amended and Restated 2009 Incentive Plan allows the Compensation Committee to provide that cash and equity awards granted under such plan be canceled or gains realized from such awards be forfeited or repaid, in the event of a financial restatement or in other similar circumstances.

✓	Impose Stock Ownership Guidelines. Our Compensation Committee has adopted stock ownership guidelines for our named executive officers and certain other executive officers, which require such executives to accumulate and hold a meaningful level of stock ownership in the Company.

What We Don’t Do

X	No Excise Tax Gross Ups on Change of Control Payments. We do not have any excise tax gross ups with respect to any change of control payments.

X	No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options or stock appreciation rights without stockholder approval.

X	No Discount Options. Our equity plan prohibits granting stock options or stock appreciation rights with a grant price less than the fair market value of the Common Stock on the date of grant.

Compensation Philosophy and Objectives

We Strive to Attract, Incentivize and Retain Talented Individuals. It is imperative that we attract, incentivize and retain individuals whose skills are critical to the current and long-term success of the Company.

•

We pay competitively. The compensation program is designed to be competitive relative to the compensation provided by peer group companies. We generally consider market median compensation for our peer group and from certain competitive survey data when negotiating the employment arrangements of our named executive officers and assessing the competitiveness of executive compensation levels.

•

Retention is a key objective of the compensation program. Because the implementation of the Company’s business strategy requires long-term commitments on the part of the named executive officers, and because competition for top talent is intense in the Company’s industry, retention is a key objective of the compensation program.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.

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We reward attainment of established goals. The compensation program is designed to reward the named executive officers for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

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Performance-based annual incentive compensation is a key component of our compensation program. Annual performance is rewarded through performance-based annual incentive compensation awards, and is based on our financial results in the applicable fiscal year measured principally by the Company’s consolidated EBIT and the Company’s and/or relevant business segment’s EBITDA, each as adjusted as described below, as well as each individual named executive officer’s contribution to those results.

We Align Pay to Business Objectives and Long-Term Strategy. The compensation program is designed to reward and motivate the named executive officers’ individual and segment or Company-wide performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of the named executive officers should be aligned with those of the Company’s stockholders.

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We grant incentive awards recognizing that the Company is undergoing a transition. Each of our two businesses—Retail and Digital—is currently undergoing significant transitions, and our stock price has experienced volatility relating to such transitions and the overall environment in our industry. The Compensation Committee therefore believes that awarding annual incentives in conjunction with a regular annual long-term equity incentive program allows the Company to incentivize executives to make decisions regarding such transitions that consider both the short-term and long-term impact of such decisions on the Company.

•

We grant long-term equity incentive awards under our long-term equity incentive program and on a case-by-case basis. In recent years, we have primarily used equity incentive awards as a recruitment and retention incentive and to align the interests of our named executive officers with stockholder interests. In Fiscal 2015, the Compensation Committee adopted an annual long-term equity incentive program, under which the first set of grants was made in Fiscal 2016. In Fiscal 2016, all awards granted outside the annual long-term equity program were sign-on grants to individuals in connection with commencing employment with the Company.

Pay Mix

Compensation for our named executive officers is weighted towards variable at-risk compensation, where actual amounts earned may differ from target amounts. Each of our named executive officers has a target performance-based annual incentive compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice. Historically, each of our named executive officers might, from time to time, have received long-term equity compensation awards that ultimately deliver value based on the returns realized by our stockholders, aligning the executive’s interests with those of our stockholders. In Fiscal 2016, each of our named executive officers other than Messrs. Riggio, Huseby and Veerina, received a grant of equity incentive awards that vest, subject to continued employment with the Company, over a three-year period following the date of grant, and (other than in the case of grants to each named executive officer who received a long-term equity compensation award in connection with his commencement of employment with the Company) 50% of the grant date value of each such award was also subject to performance vesting conditions.

The target total direct compensation of our Chief Executive Officer and our other currently employed named executive officers, as a group, in Fiscal 2016 was approximately 70% and 42%, respectively, variable at-risk compensation.

“Say-On-Pay” Results

At the Fiscal 2015 annual meeting of stockholders of the Company that was held on October 15, 2015, the stockholders approved, on an advisory basis, the Fiscal 2015 compensation of the Company’s named executive officers, which is commonly referred to as a “say-on-pay” proposal, by an affirmative vote of over 88% of the votes cast on the proposal. The Compensation Committee believes that the stockholder vote confirms the philosophy and objectives of our executive compensation program. To further strengthen long-term alignment with our stockholders, we adopted a new equity incentive program in Fiscal 2015 and made the first set of grants pursuant to such program in Fiscal 2016. In Fiscal 2016, we also communicated regularly with our largest stockholders to obtain valuable feedback on the Company’s compensation programs and governance practices, and we plan to continue to do so. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers, and will continue to focus on aligning pay with the achievement of short-term and long-term financial and strategic objectives and building stockholder value.

Process for Determining Named Executive Officer Compensation

Roles of the Compensation Committee and Management in Compensation Decisions for the Named Executive Officers

The Compensation Committee has responsibility for establishing, implementing and overseeing the Company’s compensation program for the named executive officers, and reviews and approves the Company’s compensation philosophy and objectives and the compensation of the named executive officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation. The Compensation Committee also annually reviews and approves the annual base salary levels, the performance-based annual incentive opportunity levels, the long-term equity incentive opportunity levels, the employment and severance agreements and any special or supplemental benefits, in each case, when and if appropriate, for each of the executive officers of the Company and any other executives of the Company earning a base salary of $400,000 or more. In addition, the Compensation Committee regularly reviews and makes recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s non-employee directors and officers, including incentive compensation plans and equity-based plans, and approves all new incentive plans and major benefit programs. The Compensation Committee also administers the Company’s long-term equity incentive plan.

The Compensation Committee annually reviews the performance of each of the Executive Chairman and the Chief Executive Officer. The Executive Chairman and the Chief Executive Officer annually review the performance of each of the other named executive officers. Their compensation recommendations following these reviews are presented to the Compensation Committee, together with the Executive Chairman’s compensation recommendations with respect to the Chief Executive Officer. The Executive Chairman’s compensation is determined exclusively by the Compensation Committee, and the Executive Chairman and the Chief Executive Officer do not make recommendations regarding their own compensation. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package provided by the Company to the named executive officers. In accordance with the Company’s compensation philosophy and objectives, the Compensation Committee considers the compensation package provided to each of the named executive officers in light of: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions; and (e) compensation provided by the Company’s peers. When approving equity awards, the Compensation Committee considers the size and vesting schedule of outstanding awards. Based on its judgment and expertise, the Compensation Committee may exercise its judgment to modify any or all recommended elements of compensation or awards to the named executive officers.

Retention of Consultants

The Compensation Committee has retained an independent compensation consultant. In order to ensure that the consultant’s advice to the Compensation Committee remains objective and is not unduly influenced by the Company’s management, the consultant reports to and takes direction from the Compensation Committee itself and not from the Company’s management. With the consent of the Compensation Committee, the consultant may contact the Company’s management for information necessary to fulfill its assignments, such as information regarding personnel responsibilities and compensation arrangements. The consultant may also, and frequently does, provide reports and presentations to and on behalf of the Compensation Committee that the Company’s management also receives. The Company’s management’s contact with the compensation consultant in this regard is at the Compensation Committee’s direction. All decisions with respect to the amount and form of director and executive compensation are made by the Compensation Committee alone, subject to the approval of the full Board with respect to the compensation of the directors, and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

In Fiscal 2016, the Compensation Committee continued the engagement of FW Cook, an independent nationally recognized compensation consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. During Fiscal 2016, FW Cook provided assistance on the operation of the performance-based annual incentive compensation program, changes to the composition of the peer group, terms of the employment agreement with Mr. Boire, the implementation of the stock ownership guidelines and the long-term equity incentive program, and compensation matters related to the spin-off of Barnes & Noble Education, Inc. FW Cook does not provide other services to the Company in addition to providing compensation consulting services to the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook, as required by both the SEC rules and the New York Stock Exchange Listing Standards, and concluded that no conflict of interest exists with respect to its services to the Compensation Committee.

Review of Competitiveness

Compensation Peer Group. During Fiscal 2016, FW Cook, at the request of the Compensation Committee, undertook a review of the compensation peer group (“Compensation Peer Group”), which was originally developed to consist of a mix of specialty and internet retail companies, as well as technology hardware and software companies. In light of the Company’s then-pending spin-off of Barnes & Noble Education, Inc., as well as the continued rationalization and integration of the Digital business, the Compensation Committee believed such a review was appropriate.

Following the review, two companies were removed due to corporate actions (Office Depot, Inc. due to a pending merger with Staples Inc. and RadioShack Corp. due to its bankruptcy filing in February 2015), two companies were removed to take into account the change in the Company’s size following the spin-off (The Gap, Inc. and L Brands, Inc.) and seven companies were removed to reflect the Company’s business model shift and the continued rationalization and integration of the Digital business (Adobe Systems Incorporated, eBay Inc., Expedia, Inc., Intuit Inc., Netflix, Inc., Priceline Group Inc. and Yahoo! Inc.). Thirteen companies were added to reflect the Company’s size, including the Company’s annualized revenues, following the then-pending spin-off, as well as the continued rationalization and integration of the Digital business (Abercrombie & Fitch Co., Advance Auto Parts, Inc., American Eagle Outfitters, Inc., Ascena Retail Group, Inc., Big Lots Inc., Dick’s Sporting Goods, Inc., Foot Locker, Inc., The Michaels Companies, Inc., Outerwall Inc., Pier 1 Imports, Inc., Time Inc., Urban Outfitters, Inc. and Williams-Sonoma, Inc.). As shown in the table below, the peer group for Fiscal 2016 consists of a mix of specialty retail companies with an e-commerce presence, with median annualized revenues of $4.7 billion, only slightly above the Company’s estimated annualized post-spin-off revenues.

Barnes & Noble’s Fiscal 2016 Peer Group

Abercrombie & Fitch Co.

Advance Auto Parts, Inc.

American Eagle Outfitters, Inc.

Ascena Retail Group, Inc.

Bed Bath & Beyond Inc.

Big Lots, Inc.

Cabela’s Incorporated

Dick’s Sporting Goods, Inc.

Foot Locker, Inc.

GameStop Corp. GNC Holdings, Inc. The Michaels Companies, Inc. Outerwall Inc. Pier 1 Imports, Inc. Time Inc. Urban Outfitters, Inc. Williams-Sonoma, Inc.

In addition, the Compensation Committee considers market information based on retail industry survey data from Hay Group and general industry survey data from Willis Towers Watson (together, “Competitive Survey Data”). In Fiscal 2016, the Compensation Committee considered Competitive Survey Data generated in Fiscal 2015. Depending on the position being analyzed, the general industry survey data included between five and 126 company participants. The surveys do not provide sufficient detail to identify which survey company participants provided data for each position analyzed. All survey data are sized to be appropriate for the Company’s annual revenue when the analysis was conducted.

Competitiveness. The Compensation Committee does not set percentile goals for its executive compensation relative to any peer group. However, the Compensation Committee generally considers market median compensation for the Compensation Peer Group and the Competitive Survey Data when negotiating the employment arrangements of certain named executive officers and assessing the competitiveness of executive target total direct compensation levels.

Competitive market data is just one factor that the Compensation Committee considers in determining compensation levels for the named executive officers. In addition, the Compensation Committee considers: (a) the Company’s business performance; (b) each named executive officer’s job responsibilities, experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions; and (e) the recommendations of the Executive Chairman and the Chief Executive Officer; however, the Executive Chairman and the Chief Executive Officer do not make recommendations with respect to their own compensation. In Fiscal 2016, the compensation of the named executive officers was determined by taking into account the terms and conditions of their respective employment arrangements, their respective principal job responsibilities and their roles in managing the Company’s businesses, as applicable.

Messrs. Boire’s and Carey’s employment agreements and Mr. Argir’s offer letter were executed in Fiscal 2016. Messrs. Huseby’s and Lindstrom’s employment agreements and Mr. Veerina’s offer letter were executed in Fiscal 2014. Mr. Deason is not a party to an employment agreement or an offer letter, however, he entered into a severance agreement with the Company in Fiscal 2014. Other than as provided in his severance agreement, Mr. Deason’s compensation and benefits are based on the compensation and benefits provided generally to employees at his level. Mr. Riggio’s employment agreement was executed in Fiscal 2010.

Key Elements of Compensation in Fiscal 2016

Consistent with the Compensation Committee’s compensation philosophy and objectives, the following elements made up the compensation of the named executive officers:

•	Base Salary

•	Annual Incentive Compensation

•	Long-Term Equity Incentive Compensation

•	Retirement, Other Benefits and Limited Perquisites

Base Salaries

The Company pays its named executive officers a base salary to provide them with a guaranteed minimum compensation level for their annual services. A named executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is a component of total direct compensation, which is reviewed periodically for competitiveness relative to the total direct compensation paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities, as discussed above.

In Fiscal 2016, the Compensation Committee approved salary increases for each of Messrs. Lindstrom, Carey and Deason. Mr. Lindstrom’s salary was increased in connection with additional responsibilities he assumed following the spin-off of Barnes & Noble Education, Inc. Mr. Deason’s salary was increased in recognition of his leadership and efforts in the development and proposed launch of new Company concept stores. Mr. Carey’s salary was increased in connection with his promotion from Vice President, Chief Merchandising Officer to Chief Operating Officer. Mr. Carey was recently promoted to President of the Development and Restaurant Group, but did not receive a salary increase in connection with such promotion. The Compensation Committee has determined that there will not be any base salary increases for any of the named executive officers for Fiscal 2017.

The table below sets forth the base salaries of each named executive officer as of the end of Fiscal 2016 and Fiscal 2015.

	Base Salaries
Name	Final Base Salary in Fiscal 2015		Final Base Salary in Fiscal 2016
Ronald D. Boire	N/A	(1)	$1,200,000
Allen W. Lindstrom	$520,000		$550,000
Jaime M. Carey	$600,000		$725,000
Frederic Argir	N/A	(1)	$500,000
David Deason	$540,000		$560,000
Leonard Riggio	$100,000		$100,000

(1)	Messrs. Boire and Argir were not employed by the Company in Fiscal 2015.

Annual Incentive Compensation

Overview. In Fiscal 2016, each of the named executive officers, other than Messrs. Boire, Veerina and Argir, was granted an annual incentive compensation award with a target payout opportunity expressed as a percentage of annual salary. These incentive compensation awards were structured so that achievement of an Adjusted EBIT* target was required for eligibility for any payout of the awards. Actual payout levels were then determined based on the achievement of Company and business segment Adjusted EBITDA** goals as well as individual goals (other than the payout levels for Mr. Riggio, whose payout is based solely on achievement of corporate performance goals). Fiscal 2016 annual incentive amounts for Messrs. Boire and Argir were established under their employment agreement and offer letter, respectively.

Each of Messrs. Lindstrom, Carey, Deason and Huseby was granted performance-based annual incentive compensation awards in the form of cash-settled performance units, payable in accordance with the Amended and Restated 2009 Incentive Plan, and subject to achievement of a corporate performance target of Adjusted EBIT. The amounts that Messrs. Lindstrom, Carey and Deason were eligible to receive were further subject to a combination of Company-wide or business segment Adjusted EBITDA and individual targets. Because Mr. Riggio’s compensation is not subject to certain tax deduction limitations, his performance-based annual incentive compensation was not structured in the form of performance units, but was based solely on achievement of Company-wide Adjusted EBITDA goals. Mr. Huseby was granted a performance-based annual incentive compensation award, but in connection with his resignation for “good reason” on August 2, 2015 and pursuant to the terms of his employment agreement, he did not receive any payments with respect to his Fiscal 2016 performance-based annual incentive compensation award.

*

“Adjusted EBIT” is defined as the Company’s income from ongoing operations (excluding income on investments and foreign currency gains) on a consolidated basis, before deduction of interest payments and income taxes, as reported in the Company’s income statement for Fiscal 2016, prior to accrual for any amounts for payment under the Fiscal 2016 performance unit awards, and adjusted to exclude the effects of charges for (a) restructurings, discontinued operations, acquisitions, divestitures, debt restructuring or early repayment, inventory or asset write-downs, severance costs incurred in connection with any restructuring, divestiture or reorganization, extraordinary items and other unusual or non-recurring items, (b) any event either not directly related to the operations of the Company or not within reasonable control of the Company’s management, (c) the cumulative effect of tax or accounting changes or restatement, (d) any costs or expenses related to any effort to prepare for or implement or resulting from, a partial or complete separation of one or more of the Company’s businesses, (e) non-routine litigation expenses such as shareholder derivative actions and (f) the termination of the Company’s Employees’ Retirement Plan (the “Retirement Plan”), in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with the SEC.

**	“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the effects of charges for (a) any costs and expenses relating to any effort to prepare for or implement, or resulting from, a partial or complete separation of one or more of the Company’s businesses, if the distribution by the Company of all of the outstanding shares of Barnes & Noble Education, Inc. common stock owned by the Company occurred prior to the end of Fiscal 2016; (b) any costs and expenses relating to the Retail/NOOK integration; (c) non-routine litigation expenses, such as derivative actions; and (d) the termination of the Retirement Plan.

Threshold Performance Requirement. The performance units granted to each of Messrs. Lindstrom, Carey, Deason and Huseby had an Adjusted EBIT target of negative $89.1 million, which was established by the Compensation Committee in consultation with the Executive Chairman and FW Cook during the first quarter of Fiscal 2016, and was set to ensure a minimum level of performance for payment of annual incentives. The target level for Adjusted EBIT was a negative number because our Digital business was expected to have significant cash flow requirements in Fiscal 2016.

The Compensation Committee considers Adjusted EBIT to be an appropriate performance metric for performance units because it reflects the financial performance of the Company and aligns performance-based annual incentive compensation with the interests of stockholders. Following the close of Fiscal 2016, the Compensation Committee certified that the Company had achieved the Adjusted EBIT goal, which enabled the Compensation Committee to award annual incentive compensation to Messrs. Lindstrom, Carey and Deason. The Compensation Committee then applied the Company and business segment Adjusted EBITDA goals and individual performance goals, as discussed further below, to determine the actual payment amounts.

Fiscal 2016 Performance-Based Incentive Compensation Metrics. In establishing the target payout levels of Fiscal 2016 annual performance-based incentive compensation, the Compensation Committee conducted an analysis that took into consideration each of the covered named executive officer’s prior performance, anticipated future performance, and responsibilities, both within the Company and as compared to the responsibilities of similarly situated executives in the Compensation Peer Group. The Compensation Committee also considered the payout necessary to achieve the level of target cash compensation and total direct compensation that the Compensation Committee determined was necessary to incentivize and retain each of these named executive officers.

The Compensation Committee chose Consolidated Adjusted EBITDA as the performance metric for Messrs. Lindstrom and Riggio given their overall responsibility for the Company. To reflect the fact that Messrs. Carey and Deason in Fiscal 2016 maintained a primary focus on the Company’s Retail business segment, the Compensation Committee chose to allocate a percentage of such executives’ overall award opportunities to Retail Adjusted EBITDA. The Compensation Committee established targets for the various performance metrics based on the Company’s prior year’s performance, the Board’s expectations for future performance and the Compensation Committee’s desire to appropriately motivate the executives. In addition, each of our named executive officer’s performance-based annual incentive compensation opportunity is subject to achievement of individual performance goals established by the Compensation Committee at the beginning of Fiscal 2016.

Set forth below is a chart showing the various performance metrics that comprise each of our named executive officers’ annual award opportunities and their weighting relative to the executive’s total award opportunity.

	Percentage of Overall Award Opportunity
Name	Consolidated Adjusted EBITDA	Retail Adjusted EBITDA	Individual Performance Goals
Ronald D. Boire (1)	—	—	—
Allen W. Lindstrom	50%	—	50%
Jaime M. Carey	—	50%	50%
Frederic Argir (1)	—	—	—
David Deason	—	50%	50%
Leonard Riggio	100%	—	—

(1)	Messrs. Boire and Argir’s Fiscal 2016 payout levels were set forth in their employment agreement and offer letter, as applicable, for Fiscal 2016 and were not based on the achievement of corporate performance goals or individual goals. Beginning in Fiscal 2017, annual incentive compensation awards granted to Messrs. Boire and Argir will be based on the achievement of corporate performance goals or individual goals.

“Consolidated Adjusted EBITDA” is defined and determined in the same manner as Adjusted EBITDA on a company-wide basis.

“Retail Adjusted EBITDA” is defined and determined in the same manner as Consolidated Adjusted EBITDA, but only with respect to the Company’s Retail operating segment.

Mr. Boire. Pursuant to the terms of his employment agreement, the target payout percentage for Mr. Boire was set at no less than 150% of pro-rated base salary received in Fiscal 2016.

Mr. Lindstrom. The Compensation Committee set the target payout percentage for Mr. Lindstrom at 75% of base salary, with a maximum payout percentage with respect to the achievement of the Consolidated Adjusted EBITDA target of 125% of target. Given Mr. Lindstrom’s overall responsibility for the Company, his Fiscal 2016 performance-based annual incentive compensation was structured to be based 50% on Consolidated Adjusted EBITDA and 50% on individual performance goals.

Mr. Carey. The Compensation Committee set the target payout percentage for Mr. Carey at 75% of base salary, with a maximum payout percentage with respect to the achievement of the Retail Adjusted EBITDA target of 125% of target. Given Mr. Carey’s overall responsibility for the Company’s Retail business, his Fiscal 2016 performance-based annual incentive compensation was structured to be based 50% on Retail Adjusted EBITDA and 50% on individual performance goals.

Mr. Argir. Pursuant to the terms of his offer letter, the target payout percentage for Mr. Argir was set at 60% of base salary.

Mr. Deason. The Compensation Committee set the target payout percentage for Mr. Deason at 40% of base salary, with a maximum payout percentage with respect to the achievement of Retail Adjusted EBITDA target of 125% of target. Based on the importance of Mr. Deason’s leadership to the Company’s Retail business, Mr. Deason’s Fiscal 2016 performance-based annual incentive compensation was structured to be based 50% on Retail Adjusted EBITDA and 50% on individual performance goals.

Mr. Riggio. Mr. Riggio was eligible for Fiscal 2016 performance-based annual incentive compensation with a target payout percentage of 150% of base salary and a maximum payout percentage of 125% of target, based solely on the attainment of the Consolidated Adjusted EBITDA target.

Fiscal 2016 Performance Targets and Results. Set forth below are charts showing the payout scale on which the Consolidated Adjusted EBITDA and Retail Adjusted EBITDA portion of annual incentive compensation was based.

Consolidated		Retail
Level of Achievement of Consolidated Adjusted EBITDA Target	Payout Percentage (% of Target Payout)	Level of Achievement of Retail Adjusted EBITDA Target	Payout Percentage (% of Target Payout)
0% – less than 75%	0%	0% – less than 84%	0%
75% – less than 85%	25%	84% – less than 88%	25%
85% – less than 95%	50%	88% – less than 92%	50%
95% – less than 100%	75%	92% – less than 100%	75%
100% – less than 113%	100%	100% – less than 107%	100%
113% – less than 125%	110%	107% – less than 111%	110%
125% or more	125%	111% or more	125%

Set forth below is a chart showing the target and actual Adjusted EBITDA results for the Company for Fiscal 2016. In establishing the target levels of achievement of the applicable performance metrics set forth below, the Compensation Committee looked to prior year targets and additionally considered changes in the Company’s size and earnings as a result of the spin-off of Barnes & Noble Education, Inc.

The chart below also shows how the Adjusted EBITDA results correlate to a percentage of target and translate into a percentage of target pay.

Adjusted EBITDA	Target ($) (in millions)	Actual ($) (in millions)	% of Target Achieved	% of Target Pay
Consolidated	$203.4	$196.7	95 – 99.9%	75%
Retail	$270.1	$256.1	92 – 99.9%	75%

Fiscal 2016 Individual Performance Results. The Compensation Committee determined that the accomplishment of the Company’s strategic objectives during Fiscal 2016 and the operational challenges it faced, as well as the achievement of Consolidated Adjusted EBITDA at 75% and Retail Adjusted EBITDA at 75%, represented extraordinary work for the named executive officers and specifically with respect to the individual performance goals established under the performance units for each of Messrs. Lindstrom, Carey and Deason. Additionally, the Compensation Committee noted that these named executive officers had exhibited strong leadership over the Company’s various operating business segments, took important action during the year and accomplished significant positive results, relating to, among other things, the long-term strategy of the Company’s Digital and Retail businesses that favored the Company’s long-term transition strategy and stockholder value creation. The Compensation Committee specifically determined that each of the named executive officers had achieved the individual performance goals discussed below.

Mr. Lindstrom. The Compensation Committee noted Mr. Lindstrom’s leadership of the Company’s finance organization through the spin-off of Barnes & Noble Education, Inc. Mr. Lindstrom also coordinated the integration of Retail and NOOK financial systems and reporting, improvement of cash flow forecasting and upgrading of controls around inventory.

Mr. Carey. The Compensation Committee considered Mr. Carey’s leadership in the completion of the Retail and NOOK integration. Mr. Carey also worked to hire and develop key management positions necessary to the Company’s long-term strategic success.

Mr. Deason. The Compensation Committee recognized Mr. Deason’s work in the negotiation of several key leases, including the assignment of leases, and his instrumental role in conducting and completing a nationwide search for appropriate “new concept” store locations.

Taking into account these factors, the Compensation Committee determined that it was appropriate to pay out the individual performance goal-related portion for each of Messrs. Lindstrom’s and Deason’s Fiscal 2016 performance units at 100% of target. For Mr. Carey, the Compensation Committee determined that it was appropriate to pay out the individual performance goal-related portion of his Fiscal 2016 performance units at 93.75% of target.

Fiscal 2016 Annual Incentive Compensation Payment Amounts. Set forth below is a chart showing annual incentive compensation, including target, maximum and actual annual performance-based incentive compensation under the performance units for each of Messrs. Lindstrom, Carey and Deason and under the performance-based annual incentive compensation award for Mr. Riggio for Fiscal 2016.

Name	Target Incentive as a % of Salary	Payout Range as a % of Target (1)	Target Incentive Compensation Award	Maximum Award	Actual Award	Actual Award as a % of Target
Ronald D. Boire (2)	150%	100%	$1,170,000	$1,170,000	$1,170,000	100%
Allen W. Lindstrom	75%	0-112.5%	$412,500	$464,063	$360,938	87.5%
Jaime M. Carey	75%	0-112.5%	$543,750	$611,719	$458,789	84.4%
Frederic Argir (2)	60%	100%	$300,000	$300,000	$300,000	100%
Leonard Riggio	150%	0-125%	$150,000	$187,500	$112,500	75%
David Deason	40%	0-112.5%	$224,000	$252,000	$196,000	87.5%

(1)	For Messrs. Lindstrom, Carey and Deason, 50% of the target award was based on the achievement of corporate performance goals (with a maximum payout of 62.5% of the target award) and 50% of the target award was based on the achievement of individual goals (with a maximum payout of 50% of the target award). Mr. Riggio’s target award was based solely on achievement of corporate performance goals (with a maximum payout of 125% of the target award).

(2)	For Messrs. Boire and Argir, target percentages for Fiscal 2016 are based on the percentages provided in their employment agreement or offer letter, and, in the case of Mr. Boire, is pro-rated based on the amount of base salary paid to Mr. Boire in Fiscal 2016.

Long-Term Equity Incentive Compensation

Overview. In Fiscal 2015, the Compensation Committee adopted a long-term equity incentive program to align the interests of our named executive officers with stockholders’ interests and to aid in recruitment and retention by providing a regular long-term equity grant practice. Award values were determined based on market data for specialty retail companies with an e-commerce presence and the amounts payable are approximately at the 25th percentile of what executives in similar positions who work at specialty retail companies with an e-commerce presence receive. Under this program, 50% of a named executive officer’s target award is in the form of time-based restricted stock units and 50% is in the form of performance-based restricted stock units (“PSUs”). In connection with the commencement of their employment, certain of the named executive officers were granted only time-based restricted stock units for Fiscal 2016. Additionally, Messrs. Huseby and Veerina were not granted time-based restricted stock units and PSUs due to their expected termination of employment.

Overview of Time-Based Restricted Stock Units. In Fiscal 2016, each of the named executive officers, other than Messrs. Huseby, Veerina and Riggio, was granted time-based restricted stock units under the Amended and Restated 2009 Incentive Plan. These awards vest in equal annual installments over three years on the date specified in the restricted stock unit agreement subject to the named executive officers continued employment, except if the named executive officer’s employment is terminated due to his death or disability or by the Company without “cause” following a change of control (as defined in the Amended and Restated 2009 Incentive Plan), in which case all restrictions with respect to any unvested restricted stock units will lapse. The named executive officer will be entitled to receive an amount in cash or stock equal to any cash or stock dividends, as applicable, paid with respect to the number of shares of Common Stock underlying the restricted stock units. Any such cash or stock dividends or other distributions will be distributed to the named executive officer when the underlying time-based restricted stock unit vests.

Certain of these time-based restricted stock units, including the restricted stock units granted to Mr. Boire and 76,425 time-based restricted stock units granted to Mr. Argir, were granted as “sign-on” grants in connection with the commencement of the employment of each such executive with the Company. The Compensation Committee determined that, given the value of the equity or cash-based awards each executive forfeited in connection with the termination of such executive’s employment with his prior employer, these sign-on grants were appropriate to incentivize each executive to accept the Company’s offer of employment and to replace the value of such forfeited equity or cash-based awards.

Fiscal 2016 Grants of Time-Based Restricted Stock Units. Set forth below is a chart showing the number of time-based restricted stock units granted to each applicable named executive officer.

Name	Grant Date Fair Value ($) (1)	Time-Based Restricted Stock Units (#)
Ronald D. Boire	$5,999,997	368,098	(2)
Allen W. Lindstrom	$299,976	16,250
Jaime M. Carey	$374,968	20,313
Frederic Argir	$1,426,921	82,783	(3)
David Deason	$224,975	12,187

(1)	Grant Date Fair Value is based on the closing price of the Common Stock on the date of grant, adjusted in connection with the spin-off of Barnes & Noble Education, Inc. for awards granted on or prior to August 3, 2015.

(2)	These time-based restricted stock units were granted as a sign-on grant in connection with Mr. Boire’s commencement of employment.

(3)	Includes 6,538 time-based restricted stock units that were granted as the time-based portion of his annual grant of equity awards and 76,245 time-based restricted stock units that were granted as part of a sign-on grant for Mr. Argir in connection the commencement of his employment.

Overview of Performance-Based Restricted Stock Units

In Fiscal 2016, each of the named executive officers, other than Messrs. Boire, Huseby, Veerina and Riggio, was granted PSUs under the Amended and Restated 2009 Incentive Plan. The maximum number of PSUs that may be paid out with respect to each grant is 150% of the target number of PSUs. The PSUs are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Accordingly, vesting of a PSU is contingent upon the achievement of certain performance metrics during the performance period from May 3, 2015 and ending on April 28, 2018, however settlement of such PSUs will be contingent on continued employment on the applicable settlement date, which will be no later than August 15, 2018.

The performance metrics are based on Retail EBITDA and Retail Revenue. Retail EBITDA and Retail Revenue will be adjusted to exclude (i) any costs and expenses relating to any effort to prepare for or implement, or resulting from, a partial or complete separation of one or more of the Company’s businesses, including the distribution by the Company of all of the outstanding shares of Barnes & Noble Education, Inc. common stock owned by the Company during Fiscal 2016, (ii) any costs and expenses relating to the Retail/NOOK integration, (iii) non-routine litigation expenses, such as derivative actions and (iv) the termination of the Retirement Plan, in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with the SEC. For each of the awards, 50% of the applicable award will vest based on the Retail EBITDA performance level achieved during the performance period and 50% of the applicable award will vest based on the Retail Revenue performance level achieved during the performance period.

The Compensation Committee established the threshold, target and maximum performance levels, based on the Board’s expectations for future performance and the Compensation Committee’s desire to appropriately motivate the executives. The Compensation Committee believes that threshold performance will be difficult to achieve and that target and maximum will be progressively more difficult to achieve.

Depending on the achievement of the performance metrics, payout levels with respect to the PSUs will be determined as follows:

Retail Revenue (Performance Relative to Target)	Payout Percentage (% of Target Payout) (1)	Retail EBITDA (Performance Relative to Target)	Payout Percentage (% of Target Payout) (1)
Less than 75%	0%	Less than 60%	0%
75%	50%	60%	50%
100%	100%	100%	100%
Greater than or equal to 115%	150%	Greater than or equal to 125%	150%

(1)	Payment amounts corresponding to levels of performance other than threshold, target and maximum levels will be calculated on the basis of linear interpolation.

Fiscal 2016 Grants of Performance-Based Restricted Stock Units. Set forth below is a chart showing the number of PSUs granted at target to each applicable named executive officer.

Name	Grant Date Fair Value ($) (1)	PSUs (#)
Allen W. Lindstrom	$299,976	16,250
Jaime M. Carey	$374,968	20,313
Frederic Argir	$112,457	6,538
David Deason	$224,975	12,187

(1)	Grant Date Fair Value is based on the closing price of the Common Stock on the date of grant, adjusted in connection with the spin-off of Barnes & Noble Education, Inc. for awards granted on or prior to August 3, 2015.

One-Time Awards

During the negotiation of the employment agreement or offer letters, as applicable, with each of Messrs. Boire and Argir, the Compensation Committee determined that given each such executive’s skill and expertise, a one-time sign-on bonus was appropriate to incentivize each such executive to accept the Company’s offer of employment, and each of Messrs. Boire and Argir was therefore granted a sign-on bonus of $600,000 and $250,000, respectively, pursuant to the terms of his employment agreement or offer letter. In addition, Mr. Veerina received a $300,000 cash incentive award in Fiscal 2016 as a result of the satisfactory and successful completion of certain operational objectives relating to the Company’s Digital business. Mr. Deason also received a one-time payment of $377,775, as a result of his remaining continuously employed by the Company through February 7, 2016. Mr. Deason’s retention award was provided pursuant to his retention agreement, and was provided in lieu of the grant of long-term equity incentive compensation awards, as a result of certain equity award limits adopted by the Company.

Other Components of Compensation

Retirement Benefits. Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides the Company’s named executive officers and other employees with a means for accumulating tax-deferred savings for retirement purposes. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($18,000 for 2016), subject to a $6,000 increase for participants who are age 50 or older. The amount of the Company’s matching payments for each of the named executive officers is set forth in Note 6 to the Summary Compensation Table.

As of December 31, 1999, substantially all employees of the Company were covered under the Retirement Plan. The Retirement Plan is a defined benefit pension plan. As of January 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. The Retirement Plan was frozen to reduce financial volatility and transition the Company’s employees to a more customary defined contribution plan. Subsequent service continued to be the basis for vesting of benefits not yet vested at December 31, 1999 until November 1, 2014, the effective date of the Retirement Plan’s termination, at which time all Retirement Plan participants became vested. The Retirement Plan held assets and paid benefits until May 2016. Beginning in June 2016, Massachusetts Mutual Life Insurance Company (“Mass Mutual”) assumed the obligation to pay benefits to remaining Retirement Plan participants.

The estimated pension benefits accrued by the named executive officers are set forth below in the table entitled “Pension Benefits”.

Limited Perquisites and Other Compensation. The Company does not have a formal program providing perquisites to its named executive officers. Instead, Messrs. Boire, Lindstrom, Carey and Argir are (or, in the case of Messrs. Huseby and Veerina, were) entitled to limited perquisites as set forth in their employment agreements or offer letters. Certain named executive officers are entitled to receive supplemental life and disability insurance, a car allowance or temporary housing. The Company provides perquisites to provide for the financial security of named executive officers and their families and to enhance their business efficiency.

The perquisites and other compensation received by the named executive officers are set forth in Note 6 of the Summary Compensation Table.

Severance and Change of Control Payments and Benefits. The employment agreement, offer letter or severance agreement, as applicable, of each of Messrs. Boire, Lindstrom, Carey, Argir and Deason provides for certain severance payments and benefits upon termination of employment by the Company without “cause” or, in the case of Messrs. Boire, Lindstrom and Carey, by the named executive officer for “good reason” (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits were selected to provide these named executive officers with financial protection upon loss of employment in order to support our executive retention goals and to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. When the agreements were entered into, the triggering events and amounts were considered to be competitive with severance protection being offered by other companies with which we compete for highly-qualified executives.

The compensation that could be received by each of the named executive officers upon termination or change of control is set forth in the Potential Payments Upon Termination or Change of Control Table.

Clawback Policy. Awards granted under the Company’s Amended and Restated 2009 Incentive Plan may provide that such award will be canceled, or that a named executive officer or other employee will forfeit any gain realized on the vesting or exercise of such award or repay gain previously realized under such award, under certain circumstances, including in the event the Compensation Committee determines that the named executive officer or other employee engaged in fraud or other conduct contributing to a financial restatement or violated any Company clawback policy as in effect on the date the award was granted, or to the extent necessary to address the requirements of applicable law.

Stock Ownership Guidelines. The Compensation Committee approved stock ownership requirements for named executive officers and certain other executive officers effective as of June 2014, to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with those of the stockholders. The stock ownership requirements were revised in Fiscal 2016 in connection with the spin-off of Barnes & Noble Education, Inc. The revised ownership requirements, which are effective for Fiscal Year 2017, apply to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and any other executive officer whose base salary is $500,000 or greater, and are expressed as a multiple of base salary as follows:

Position	Multiple of Salary
Chief Executive Officer	3X
Chief Financial Officer	1X
Chief Operating Officer	1X
Other Executives	1X

Each executive subject to such guidelines is required to provide a statement of Common Stock owned annually, and is required to retain at least 50% of net shares of Common Stock received upon exercise of stock options or vesting of restricted stock, restricted stock units or PSUs until the applicable stock ownership level has been achieved. Shares of Common Stock actually owned by the executive, beneficially owned shares held indirectly and shares held in the Company’s 401(k) plan count toward compliance with these requirements. Messrs. Lindstrom and Carey satisfied their ownership requirement and our other named executive officers are making progress toward achieving their ownership requirement.

Employment Agreements with the Named Executive Officers

For a summary of the material terms of the employment agreements, offer letters and severance agreement with the named executive officers that affect the amounts set forth in the tables following this Compensation Discussion and Analysis, see the discussion in the “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table” section of this Proxy Statement.

Tax Implications

In making its compensation determinations, the Compensation Committee considers the potential impact of Section 162(m) of the Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other highest-paid officers employed at the end of the fiscal year (other than its chief financial officer) unless generally (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a committee of two or more outside directors, (c) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (d) the determining committee certifies that the performance goals were met. To be eligible to pay certain types of compensation on a deductible basis to its executives, the Company obtained stockholder approval for the Amended and Restated 2009 Incentive Plan, which provides for the payment of compensation in compliance with Section 162(m) of the Code, and the Compensation Committee administers this plan in a manner intended to comply with Section 162(m) of the Code. However, it is possible that one or more grants under this plan may not qualify as performance-based awards as may be determined by the Internal Revenue Service. Additionally, in certain circumstances, the Company may determine that it is in the best interests of the stockholders to pay awards or other compensation (including salaries) that do not qualify as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee on July 14, 2016 reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee as of that date recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee as of July 14, 2016

George Campbell, Jr. (Chair)

Ann-Marie Campbell

Scott S. Cowen

William Dillard, II

OTHER COMPENSATION RELATED INFORMATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (Discretionary) (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Ronald D. Boire	2016	$780,000	$1,770,000	$5,999,997	$—	$—	$42,809	$8,592,806
Chief Executive Officer

Allen W. Lindstrom	2016	$545,385	$—	$599,952	$360,938	$—	$36,734	$1,543,009
Chief Financial Officer	2015	$516,923	$—	$—	$423,150	$—	$36,159	$976,232
	2014	$489,615	$—	$1,488,000	$390,938	$—	$22,387	$2,390,940

Jaime M. Carey	2016	$705,769	$—	$749,935	$458,789	$—	$16,193	$1,930,686
President of Development and Restaurant Group

Frederic Argir	2016	$378,846	$550,000	$1,539,378	$—	$—	$20,873	$2,489,097
Vice President, Chief Digital Officer

David Deason	2016	$556,923	$377,775	$449,950	$196,000	$—	$14,116	$1,594,764
Vice President, Development

Leonard Riggio	2016	$100,000	$—	$—	$112,500	$—	$97	$212,597
Executive Chairman	2015	$100,000	$—	$—	$175,500	$44,707	$102	$320,309
	2014	$100,000	$—	$—	$175,500	$11,814	$90	$287,404

Michael P. Huseby	2016	$309,615	$—	$—	$2,604,000	$—	$15,768,930	$18,682,545
Former Chief Executive Officer	2015	$1,200,000	$—	$—	$2,604,000	$—	$70,755	$3,874,755
	2014	$997,208	$—	$6,637,500	$2,604,000	$—	$41,025	$10,279,733

Mahesh Veerina	2016	$426,923	$300,000	$—	$—	$—	$1,256,385	$1,983,308
Former President, NOOK Consumer Business, NOOK Media LLC	2015	$600,000	$—	$—	$676,500	$—	$356	$1,276,856
	2014	$346,154	$700,000	$2,728,000	$—	$—	$145	$3,774,299

(1)	This column represents base salary earned.

(2)	This column represents discretionary bonuses paid. Pursuant to Mr. Boire’s employment agreement, he was entitled to a one-time sign-on bonus of $600,000 and, pursuant to Mr. Argir’s offer letter, he was entitled to a one-time sign-on bonus of $250,000. In addition, Mr. Veerina received a $300,000 cash incentive award in Fiscal 2016 as a result of the satisfactory and successful completion of certain operational objectives relating to the Company’s Digital business, and, pursuant to Mr. Deason’s retention agreement, he received a retention bonus of $377,775 as a result of his remaining continuously employed by the Company through February 7, 2016. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2016, One-Time Awards”. Pursuant to the employment agreement or offer letter, as applicable, with each of Messrs. Boire and Argir, each of Messrs. Boire and Argir was entitled to an annual incentive compensation amount of 150% of pro-rated base salary or 60% of base salary, respectively, for Fiscal 2016. The annual incentive compensation amount for Fiscal 2016 for each of Messrs. Boire and Argir was $1,170,000 and $300,000, respectively. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2016, Annual Incentive Compensation” section of this Proxy Statement. Pursuant to Mr. Veerina’s offer letter, a discretionary bonus was paid to Mr. Veerina in Fiscal 2014.

(3)	This column represents the aggregate grant date fair value of stock awards granted in Fiscal 2016 and Fiscal 2014, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). There were no awards granted to the named executive officers in Fiscal 2015.

(4)	This column represents the dollar value of performance-based annual incentive compensation earned for performance in Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively. For Fiscal 2015 and Fiscal 2014, the Company exceeded its performance targets under the performance-based annual incentive compensation awards granted to its named executive officers. For Fiscal 2016, the Company was below target levels for its Retail business and for the Company overall. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2016, Annual Incentive Compensation” section of this Proxy Statement.

(5)	This column represents the increase in the actuarial present value of benefits and benefits paid under the Retirement Plan. For purposes of calculating the change in present value for Fiscal 2016, the value for Mr. Deason was negative $42,535, which is attributable to the lump sum distribution that was paid to him as part of the Retirement Plan’s termination lump sum window program in March 2016. The change in present value for Mr. Riggio for Fiscal 2016 is not known. Payment of his $1,965 monthly annuity will continue as a result of the group annuity contract purchased with Mass Mutual as part of the Retirement Plan’s termination. However, the present value at purchase of Mr. Riggio’s individual annuity is not available.

(6)	This column represents the value of all other compensation, as detailed in the table below:

	All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance	Life and AD&D Insurance	Car Allowance	401(k) Company Match	Miscellaneous Compensation (a)	Severance (b)	Total Other Income
Ronald D. Boire	2016	$8,070	$7,316	$12,000	$1,846	$13,577	$—	$42,809
Allen W. Lindstrom	2016	$5,187	$2,732	$18,000	$10,815	$—	$—	$36,734
Jaime M. Carey	2016	$—	$3,862	$—	$12,331	$—	$—	$16,193
Frederic Argir	2016	$—	$393	$—	$4,615	$15,865	$—	$20,873
David Deason	2016	$—	$393	$—	$13,723	$—	$—	$14,116
Leonard Riggio	2016	$—	$97	$—	$—	$—	$—	$97
Michael P. Huseby	2016	$—	$98	$4,500	$—	$—	$15,764,332	$15,768,930
Mahesh Veerina	2016	$—	$393	$—	$—	$—	$1,255,992	$1,256,385

(a)	This includes reimbursement for three months of premiums for medical insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Mr. Boire for COBRA premiums he paid upon resigning from his position with his previous employer and before beginning employment with the Company. This includes expenses for two months of temporary housing for Mr. Argir in connection with relocating to begin employment with the Company.

(b)	Pursuant to his employment agreement, upon his resignation for “good reason” Mr. Huseby received severance payments and benefits. Mr. Veerina received severance payments and benefits provided for under his offer letter in connection with the termination of his employment. For more information about Messrs. Huseby’s and Veerina’s severance payments and benefits, see the discussion below in the “Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” section of this Proxy Statement.

The Company compensates Messrs. Boire, Lindstrom, Carey, Argir and Riggio (and compensated, in the case of Messrs. Huseby and Veerina) taking into account the terms of their respective employment agreements and offer letters, as applicable, and the information reported in the Summary Compensation Table reflects the terms of such arrangements. For more information about the named executive officers’ employment agreements and offer letters, see the discussion below in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—General Provisions” section of this Proxy Statement.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding grants of plan-based awards (such as equity award grants of time-based restricted stock units and PSUs and grants of cash-based performance units under the Amended and Restated 2009 Incentive Plan) during Fiscal 2016.

Grants of Plan-Based Awards in Fiscal 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity-Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum (2) ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald D. Boire	09/08/2015						368,098	(4)			5,999,997
Allen W. Lindstrom	07/15/2015	412,500	464,063								—
	07/15/2015						16,250	(5)			299,976
	07/15/2015			8,125	16,250	24,375					299,976
Jaime M. Carey	07/15/2015	543,750	611,719								—
	07/15/2015						20,313	(5)			374,968
	07/15/2015			10,157	20,313	30,470					374,968
Frederic Argir	07/30/2015						6,538	(5)			112,457
	07/30/2015			3,269	6,538	9,807					112,457
	08/03/2015						76,245	(6)			1,314,464
David Deason	07/15/2015	224,000	252,000								—
	07/15/2015						12,187	(5)			224,975
	07/15/2015			6,094	12,187	18,281					224,975
Leonard Riggio	07/15/2015	150,000	187,500								—
Michael P. Huseby	07/15/2015	2,400,000	2,700,000								—
Mahesh Veerina		—	—	—	—	—	—		—	—	—

(1)	These columns represent the target payout level and maximum payout level for the performance units granted under the Amended and Restated 2009 Incentive Plan to Messrs. Lindstrom, Carey, Deason and Huseby and for the performance-based annual incentive compensation award to Mr. Riggio. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2016, Annual Incentive Compensation” section of this Proxy Statement.

(2)	The maximum amounts shown in the column reflect values derived from each executive’s target incentive compensation percentage of salary. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2016, Annual Incentive Compensation” section of this Proxy Statement.

(3)

PSUs were granted on July 15, 2015 and vest based on continued employment and the achievement of certain financial goals between May 3, 2015 and April 28, 2018. Threshold amounts represent the number of awards that will vest based on achievement of threshold performance goals, target amounts represent the number of awards that will vest based on achievement of target performance goals and maximum amounts represent the number of awards that will vest based on achievement of maximum performance goals. For additional information regarding the grant of PSUs, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2016, Long-Term Equity Incentive Compensation” section of this Proxy Statement.

(4)	Grant of time-based restricted stock units in accordance with Mr. Boire’s employment agreement, which vest in approximately three equal annual installments on September 8 of each of the years 2016 through 2018.

(5)	Grant of time-based restricted stock units, vesting in approximately three equal annual installments on July 15 of each of the years 2016 through 2018.

(6)	Grant of time-based restricted stock units, which vest in approximately three equal installments on August 3 of each of the years 2016 through 2018.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Agreements with the Named Executive Officers—General Provisions

The Company has entered into employment agreements or offer letters with each of the named executive officers (other than Mr. Deason), and the compensation of each of the named executive officers is based on their employment agreements or offer letters, as applicable, as well as their job responsibilities. On July 1, 2015, the Company entered into an employment agreement with Mr. Boire, and the term of his employment will continue for a period of three years beginning on September 8, 2015, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Effective as of December 23, 2013, the Company entered into an employment agreement with Mr. Lindstrom, and the term of his employment will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Effective as of July 1, 2015, the Company entered into an employment agreement with Mr. Carey, and the term of his employment will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Effective June 12, 2015, Mr. Argir entered into an offer letter with the Company that does not include a fixed term of employment. Mr. Deason does not have an employment agreement or an offer letter with the Company. Mr. Huseby’s employment with the Company terminated as of August 2, 2015, and in Fiscal 2016 he received severance payments and equity award acceleration based on the terms of his employment agreement with the Company. Mr. Veerina’s employment with the Company terminated as of February 1, 2016, and in Fiscal 2016 he received severance payments and equity award acceleration based on the terms of his offer letter with the Company.

Pursuant to their employment agreements or offer letters, as applicable, the annual base salaries of Messrs. Boire, Lindstrom, Carey, Argir and Riggio could be no less than $1,200,000, $500,000, $725,000, $500,000, and $100,000, respectively, during the terms of their employment. In Fiscal 2016, Messrs. Lindstrom and Carey received base salary increases in the amount of $30,000 and $125,000, respectively. Such increases were not provided for in their employment agreements but were in connection with Mr. Lindstrom’s additional responsibilities and Mr. Carey’s promotion from Vice President, Chief Marketing Officer to Chief Operating Officer. Pursuant to the terms of his employment agreement, in Fiscal 2016, Mr. Boire was entitled to a minimum annual incentive compensation payout percentage equal to no less than 150% of his pro-rated base salary for Fiscal 2016. Beginning in Fiscal 2017, Mr. Boire is entitled to a minimum target annual incentive compensation award of 200% of his base salary. Each of Messrs. Lindstrom and Carey is entitled to a minimum target annual incentive compensation award of 75% of his base salary. Pursuant to the terms of his offer letter, Mr. Argir was entitled to an annual incentive compensation payout percentage equal to 60% of his base salary. Beginning in Fiscal 2017, Mr. Argir is entitled to a minimum target annual incentive compensation award of 60% of his base salary. Mr. Riggio is entitled to minimum target annual incentive compensation award of no less than 150% of his base salary. Mr. Argir was also entitled to a one-time cash payment of $250,000 on the first payroll date following his start date (the “Special Payment”). In the event that Mr. Argir voluntarily resigns or is terminated for “cause” within twelve months of his hire date, he will reimburse the Company for the Special Payment.

The employment agreements or offer letters of each of Messrs. Boire, Lindstrom, Carey, Argir and Riggio also provide (and, in the case of Messrs. Huseby and Veerina, provided) that they are eligible for grants of equity-based awards under the Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan, and each of Mr. Boire and Mr. Argir received grants of 368,098 and 50,000 restricted stock units, respectively, in connection with the execution of his employment agreement or offer letter, as applicable. Beginning in Fiscal 2017, Mr. Boire is entitled to an annual stock grant with an aggregate target value of 300% of his base salary. Such stock grant will be compromised of the same types of awards granted to other executive officers, with the same terms and conditions of such awards.

The employment agreement or offer letter, as applicable, for Messrs. Boire, Lindstrom, Carey and Argir provide (and, in the case of Messrs. Huseby and Veerina, provided) for certain limited perquisites, including, in the case of Messrs. Boire, Lindstrom and Carey, a $1,500 monthly car allowance and $2,500,000, $1,000,000 and $1,000,000 of life insurance policies, respectively, and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Mr. Argir’s offer letter provided that the Company would provide two months of temporary housing. Each of the named executive officers is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements or offer letters with the Company, Messrs. Boire, Lindstrom, Carey, Argir, Huseby and Riggio are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement, in the case of Mr. Veerina, certain restrictive covenants regarding solicitation and confidentiality and, in the case of Mr. Argir, certain restrictive covenants regarding competition, solicitation and confidentiality. The non-competition covenant applies during each executive’s employment and for the two-year period (in the case of Messrs. Boire and Huseby) and one-year period (in the case of Messrs. Lindstrom and Carey), following the executive’s termination of employment. The non-solicitation covenants apply during each executive’s employment and for the two-year period (in the case of Messrs. Boire and Huseby) and one-year period (in the case of Messrs. Lindstrom and Veerina) following the executive’s termination of employment, and the confidentiality and non-disparagement covenants apply during the term of each executive’s respective employment agreement and at all times thereafter.

Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits

The employment agreement, offer letter or severance agreement, as applicable, of Messrs. Boire, Lindstrom, Carey, Argir and Deason provide (and, in the case of Messrs. Huseby and Veerina, provided) that each such named executive officer’s employment may be terminated by the Company upon death or disability or for “cause”, and (except in the case of Mr. Riggio’s employment agreement, Mr. Argir’s offer letter and Mr. Deason’s severance agreement) by the named executive officer without “good reason”. If the employment of Messrs. Lindstrom, Carey or Riggio is terminated (and, in the case of Messrs. Huseby and Veerina, was terminated) upon death or disability, by the Company for “cause” or by such named executive officer without “good reason”, the named executive officer is (and, in the case of Messrs. Huseby and Veerina, was) entitled to payment of base salary through the date of death, disability or termination of employment. Mr. Riggio’s employment agreement does not provide for any severance benefits. Mr. Huseby additionally was entitled to a pro-rata bonus payment and pro-rata vesting of any then-outstanding equity awards upon a termination of his employment upon death or disability.

If the employment of Messrs. Boire, Lindstrom or Carey is terminated (and, in the case of Messrs. Huseby and Veerina, was terminated) by the Company without “cause” or by such named executive officer for “good reason”, such named executive officer is entitled, provided he signs a release of claims against the Company, to lump-sum severance equal to two times (or, in the case of Messrs. Lindstrom and Veerina, one times) the sum of (a) annual base salary, (b) the average annual incentive compensation paid to him with respect to the preceding three completed years (or, in the case of Mr. Boire, such number of completed years beginning on May 1, 2015 and ending on the date of termination) and (c) the cost of benefits. In addition, the equity-based awards granted to Messrs. Boire and Lindstrom pursuant to their current (and, in the case of Mr. Huseby, prior) employment agreements, and, in the case of Mr. Boire, any time-based restricted stock units granted on an annual basis, would vest immediately upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason”, and the equity-based awards granted to Mr. Veerina pursuant to his offer letter would vest to the extent such awards would have vested in the 12-month period following termination. Mr. Argir is entitled to one times his annual base salary upon a termination other than his voluntary termination or termination for “cause”. Pursuant to his severance agreement, Mr. Deason is entitled to one times his annual base salary upon termination without “cause”.

Mr. Huseby’s employment with the Company terminated as of August 2, 2015, and he received severance payments based on the terms of his employment agreement with the Company. Under the terms of his employment agreement, upon a resignation for “good reason”, Mr. Huseby was entitled to receive lump-sum severance equal to two times the sum of (a) annual base salary, (b) the average annual incentive compensation paid to him with respect to the preceding two completed years and (c) the cost of benefits. In addition, Mr. Huseby was entitled to accelerated vesting of the equity-based awards granted pursuant to his employment agreement. As a result, Mr. Huseby received a severance payment equal to $7,742,332 and additionally received 300,000 shares of Common Stock pursuant to the accelerated vesting of the equity-based awards, which shares were retired for cash based on the closing price of Common Stock on the record date of the spin-off in an amount equal to $8,022,000.

Mr. Veerina’s employment with the Company terminated as of February 1, 2016, and he received severance payments based on the terms of his offer letter with the Company. Under the terms of his offer letter, Mr. Veerina was entitled to receive lump-sum severance equal to one times the sum of (a) annual base salary, (b) the average annual incentive compensation paid to him with respect to the preceding three completed years and (c) the cost of benefits. In addition, Mr. Veerina was entitled to accelerated vesting of his equity awards pursuant to his offer letter. As a result, Mr. Veerina received a severance payment equal to $364,434 and the value related to the accelerated vesting of his equity awards was $891,558.

If the employment of Messrs. Boire or Lindstrom is terminated (and, in the case of Messrs. Huseby and Veerina, was terminated) by the Company without “cause” or by such named executive officer for “good reason” within two years (or, in the case of Messrs. Huseby and Lindstrom, the remainder of the named executive officer’s term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, each of Messrs. Lindstrom and Carey is entitled (and, in the case of Messrs. Huseby and Veerina, was entitled), to lump-sum severance equal to three times (or in the case of Mr. Lindstrom, two times, or in the case of Mr. Veerina, one and a half times) the sum of (a) annual base salary, (b) the average annual incentive compensation paid to the named executive officer with respect to the preceding three completed years (or in the case of Mr. Huseby, such number of completed years beginning on May 1, 2013 and ending on the date of termination) and (c) the cost of benefits. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, they would be reduced if such reduction would result in a greater after-tax benefit to the named executive officer.

Except as set forth below with respect to certain grants made to Mr. Boire, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and will not be accelerated. Under the time-based restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested time-based restricted stock units underlying the award would immediately vest. Upon a change of control, the performance metrics applicable to PSUs will cease to apply and the performance metrics will be deemed achieved at the greater of the target level performance or actual level of performance, as determined by the Compensation Committee, in its sole discretion and the PSUs will vest at the end of the performance period subject to the Participant’s continuous employment through the payment date. Under the Amended and Restated 2009 Incentive Plan, “change of control” generally means any of the following: (a) during any period of 24 consecutive months, a change in the composition of a majority of the Company’s directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent directors; (b) the consummation of certain mergers or consolidations of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, following which the Company’s then current stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (c) the acquisition by a third party (other than Mr. Riggio and his affiliates) of 40% or more of the combined voting power of the then-outstanding voting securities of the Company. Under the time-based restricted stock unit award agreements and the PSU award agreements executed under the Amended and Restated 2009 Incentive Plan, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

Under Mr. Boire’s employment agreement, the unvested portion of any time-based restricted stock units that are part of his initial stock grant or annual stock grant, in each case, as provided for under his employment agreement, will vest in full upon a change of control.

The estimated payments to be made by the Company to the named executive officers in the event of a change of control are set forth below in the table entitled “Potential Payments Upon Termination or Change of Control”.

Employment Agreements—Defined Terms

“Cause”, for purposes of the employment agreements, offer letters and severance agreement, generally means any of the following: (a) the named executive officer’s engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the named executive officer’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the named executive officer that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the named executive officer’s duties and responsibilities; (d) the named executive officer’s engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (e) the named executive officer’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the named executive officer’s job performance; (f) the named executive officer’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the named executive officer’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company provided that, in the case of Mr. Boire, written notice of such failure, and reasonable opportunity to cure such failure, was provided by the Company; or (g) the named executive officer’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company, provided that, in the case of Mr. Boire, written notice of such breach, and reasonable opportunity to cure such breach, was provided by the Company.

“Change of control”, for purposes of the employment agreements (other than Mr. Riggio’s, whose employment agreement does not have a “change of control” definition), generally means any of the following: (a) the acquisition by any person or group (other than the named executive officer or his or her affiliates or Mr. Riggio or any of his heirs or affiliates) of 40% or more of the Company’s voting securities; (b) the Company’s directors immediately prior to a merger, consolidation, liquidation, sale of assets or contested election of a Company director, cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board.

“Good reason”, for purposes of the employment agreements (other than Mr. Riggio’s, whose agreement does not have a “good reason” definition) and the offer letter with Mr. Veerina, generally means any of the following: (a) in the case of Messrs. Boire, Huseby, Lindstrom, Carey and Veerina, a material diminution of authority, duties or responsibilities; (b) a greater than 10% reduction in base salary or, in the case of each of Messrs. Boire and Huseby, a greater than 25% reduction in his annual target bonus; (c) the relocation of the Company’s principal executive offices to a location more than 50 miles from New York City; or (d) a failure by the Company to make material payments under the agreement, or, in the case of each Messrs. Boire and Veerina, if the Company fails to provide him restricted stock units as required by his employment agreement.

Description of Plan-Based Awards

See the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Annual Incentive Compensation” section of this Proxy Statement and the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity Incentive Compensation” section of this Proxy Statement for a description of the non-equity incentive plan awards and equity based awards reported in the “Grants of Plan-Based Awards in Fiscal 2016” table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by the Company’s named executive officers as of April 30, 2016:

Outstanding Equity Awards at Fiscal 2016 Year End

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		Exercisable	Unexercisable
Ronald D. Boire	—	—	—	—	—	09/08/2015	368,098	$4,325,151
Allen W. Lindstrom	11/15/2011	53,371	—	$10.35	11/14/2021	07/15/2015	16,250	$190,938
						07/15/2015	16,250	$190,938
						12/23/2013	50,831	$597,264
						03/05/2013	13,343	$156,780
Jaime M. Carey	11/15/2011	38,122	—	$10.35	11/14/2021	07/15/2015	20,313	$238,678
						07/15/2015	20,313	$238,678
						02/07/2014	50,831	$597,264
						03/05/2013	15,248	$179,164
Frederic Argir	—	—	—	—	—	08/03/2015	76,245	$895,879
						07/30/2015	6,538	$76,822
						07/30/2015	6,538	$76,822
David Deason	11/15/2011	30,498	—	$10.35	11/14/2021	07/15/2015	12,187	$143,197
						07/15/2015	12,187	$143,197
						02/07/2014	25,415	$298,626
						03/05/2013	13,343	$156,780
Leonard Riggio	—	—	—	—	—	—	—	—
Michael P. Huseby	—	—	—	—	—	—	—	—
Mahesh Veerina	—	—	—	—	—	—	—	—

(1)	This column represents outstanding grants of time-based restricted stock units and PSUs. Set forth in the table below are the remaining vesting dates of all time-based restricted stock units and PSUs:

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Dates
Ronald D. Boire	09/08/2015	368,098	122,699 on 09/08/2016, 122,699 on 09/08/2017 and 122,700 on 09/08/2018
Allen W. Lindstrom	07/15/2015	16,250	5,416 on 07/15/2016, 5,416 on 07/15/2017 and 5,418 on 07/15/2018
	07/15/2015	16,250	16,250 on 07/15/2018
	12/23/2013	50,831	50,831 on 12/23/2016
	03/05/2013	13,343	13,343 on 03/05/2017
Jaime M. Carey	07/15/2015	20,313	6,770 on 07/15/2016, 6,771 on 07/15/2017 and 6,772 on 07/15/2018
	07/15/2015	20,313	20,313 on 07/15/2018
	02/07/2014	50,831	50,831 on 02/07/2017
	03/05/2013	15,248	15,248 on 03/05/2017
Frederic Argir	08/03/2015	76,245	25,414 on 08/03/2016, 25,415 on 08/03/2017 and 25,416 on 08/03/2018
	07/30/2015	6,538	2,179 on 07/15/2016, 2,179 on 07/15/2017 and 2,180 on 07/15/2018
	07/30/2015	6,538	6,538 on 07/15/2018
David Deason	07/15/2015	12,187	4,060 on 07/15/2016, 4,063 on 07/15/2017 and 4,064 on 07/15/2018
	07/15/2015	12,187	12,187 on 07/15/2018
	02/07/2014	25,415	25,415 on 02/07/2017
	03/05/2013	13,343	13,343 on 03/05/2017
Leonard Riggio	—	—	—
Michael P. Huseby	—	—	—
Mahesh Veerina	—	—	—

(2)	Market values have been calculated using a stock price of $11.75, which was the closing price of Common Stock on April 29, 2016, the last trading day of Fiscal 2016.

Option Exercises and Stock Vested in Fiscal 2016

		Option Awards		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Ronald D. Boire	2016	—	—	—	—
Allen W. Lindstrom	2016	—	—	67,500	777,294
Jaime M. Carey	2016	38,123	276,177	68,454	739,631
Frederic Argir	2016	—	—	—	—
David Deason	2016	—	—	40,421	480,135
Leonard Riggio	2016	—	—	—	—
Michael P. Huseby	2016	—	—	300,000	8,022,000
Mahesh Veerina	2016	—	—	203,321	2,162,321

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of Common Stock on the date of vesting. On August 2, 2015, the Company completed a spin-off and distribution of Barnes & Noble Education, Inc. The closing price of Common Stock prior to August 2, 2015 has not been adjusted.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (1)
David Deason	Retirement Plan	10	$0	$142,598
Leonard Riggio	Retirement Plan	8	$0	$58,068

(1)	Mr. Riggio’s monthly benefit was increased to $1,965 effective April 1, 2016 due to an actuarial adjustment made to his plan benefits. There were only 11 monthly payments made during Fiscal 2016, for a total annuity payment of $13,163 for the year. In addition, there was a one-time make-up payment of $44,904 on April 1, 2016, which represents this actuarial adjustment accumulated with interest. Mr. Deason received a lump sum distribution of $142,598 in March 2016 as part of the Retirement Plan’s termination lump sum window program in March 2016.

Effective as of January 1, 2000, the Retirement Plan, a tax-qualified defined benefit plan that had covered substantially all of the Company’s employees, was amended to “freeze” benefits. Accordingly, participants as of December 31, 1999 no longer earned benefits for service with the Company and no new employees became participants in the Retirement Plan after that date. Service with the Company after December 31, 1999 continued to be taken into account for determining whether participants were vested in their accrued benefits on December 31, 1999, if they were not vested on that date. The Retirement Plan continued to pay benefits in accordance with its provisions as in effect on December 31, 1999 until May 2016, and in June 2016 Mass Mutual assumed the obligation to pay benefits to remaining Retirement Plan participants.

A participant’s annual benefit payable at normal retirement age (65) is equal to the sum of:

(a) 0.7% of the participant’s five-year average annual pay up to the Social Security-covered compensation limit, multiplied by the participant’s years of credited service; and

(b) 1.3% of the participant’s five-year average annual pay in excess of Social Security-covered compensation limit, multiplied by the participant’s years of credited service.

For purposes of the Retirement Plan, pay is the sum of the participant’s base compensation, overtime, incentive compensation and commissions. Pay under the Retirement Plan does not include any amounts paid on or after January 1, 2000, and is limited to the maximum amount permitted under the Code for 1999 ($160,000) and previous years. Under the Retirement Plan, participants were permitted to elect payment in the form of a 50%, 75% or 100% joint and survivorship annuity or in the form of a ten-year certain and life annuity. Election of these payment forms resulted in a lower annuity payment during the retiree’s life.

Potential Payments Upon Termination or Change of Control

Event	Ronald D. Boire	Allen W. Lindstrom	Jamie Carey	Fred Argir	David Deason	Michael P. Huseby (1)	Mahesh Veerina (1)	Leonard Riggio (2)
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (3)	$4,807,443	$981,593	$1,107,167	$500,000	$560,000	$7,742,332	$364,434	$—
Accelerated equity-based awards (4)	$4,325,151	$597,264	$—	$—	$—	$8,022,000	$891,558	$—

Total	$9,132,594	$1,578,857	$1,107,167	$500,000	$560,000	$15,764,332	$1,255,992	$—
Death
Cash severance payment	$—	$—	$—	$—	$94,444	$—	$—	$—
Accelerated equity-based awards (4)	$4,325,151	$1,135,919	$1,253,784	$1,049,522	$741,801	$—	$—	$—
Health benefits (5)	$5,489	$5,489	$3,727	$1,757	$5,489	$—	$—	$1,758

Total	$4,330,640	$1,141,408	$1,257,511	$1,051,279	$841,734	$—	$—	$1,758
Disability
Cash severance payment	$—	$—	$—	$—	$94,444	$—	$—	$—
Accelerated equity-based awards (4)	$4,325,151	$1,135,919	$1,253,784	$1,049,522	$741,801	$—	$—	$—
Health benefits (6)	$9,595	$9,595	$9,595	$6,623	$9,595	$—	$—	$6,623

Total	$4,334,746	$1,145,514	$1,263,379	$1,056,145	$845,840	$—	$—	$6,623
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (3)	$7,211,164	$1,963,185	$1,107,167	$500,000	$654,444	$—	$—	$—
Accelerated equity-based awards (4)	$4,325,151	$1,135,919	$1,253,784	$1,049,522	$741,801	$—	$—	$—

Total	$11,536,315	$3,099,104	$2,360,951	$1,549,522	$1,396,245	$—	$—	$—

(1)	For Messrs. Huseby and Veerina, the amounts in the table below reflect the severance benefits they received upon termination of employment with the Company, effective as of August 2, 2015 and February 1, 2016, respectively.

(2)	Mr. Riggio’s employment agreement does not provide for any severance payments. Accordingly, any severance payments would be provided at the Board’s discretion.

(3)	In the case of Messrs. Boire, Lindstrom or Carey cash severance is equal to the product of (a) the sum of (i) the named executive officer’s annual base salary, (ii) the average of annual incentive compensation actually paid to the named executive officer with respect to the three completed years preceding the date of termination (or, in the case of Mr. Boire, such number of completed years beginning on May 1, 2015 and ending on the date of termination) and (iii) the aggregate annual cost of benefits, multiplied by (b) the named executive officer’s severance multiple as follows: one times (or, in the case of Mr. Boire, two times) for non-change of control and two times (or, in the case of Mr. Boire, three times) for change of control. Mr. Argir is entitled to one times his annual base salary upon termination other than upon his voluntary termination or termination for “cause”. Mr. Deason is entitled to one times his annual base salary upon termination without “cause”. Mr. Deason is also entitled to a payment of up to $377,775 upon termination without “cause” or due to death or disability prior to February 7, 2017 under his retention bonus agreement. His payment is pro-rated based on the number of complete months employed following February 6, 2016.

(4)

This row represents the value of time-based restricted stock unit awards and PSU awards that would automatically vest upon certain terminations or, in certain circumstances, in connection with a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated, and, in the case of PSUs, performance metrics will be deemed to be achieved at the greater of target or actual level performance upon the change of control and PSUs will remain outstanding subject only to continued service-based vesting conditions. The amounts in this row assume deemed achievement of target performance levels. Absent a change of control, in the event of voluntary termination, termination for “cause” or resignation for any reason other than “good reason,” each time-based restricted stock unit award and PSU award will be forfeited. Furthermore, except as provided below, in the event of a termination without “cause” by the successor company at any time following a change of control, or in the event of the holder’s death or disability, each time-based restricted stock unit award and PSU award will immediately vest. The sign-on restricted stock units granted to Messrs. Boire and Lindstrom pursuant to their employment agreements will vest immediately upon a termination without “cause” or by the named executive officer for “good reason”. Under Mr. Boire’s employment agreement, the unvested portion of any time-based restricted stock units that are part of his initial stock grant or annual stock grant, in each case, as provided for under his employment agreement, will vest in full upon a change of control.

(5)	Following the termination of a named executive officer’s employment due to death, the Company provides the named executive officer’s spouse three months of premiums for medical and dental insurance in accordance with COBRA.

(6)	Following the termination of a named executive officer’s employment due to disability, the Company provides the named executive officer a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to the named executive officers in the event of a termination of their employment in connection with a change of control were calculated assuming that a change of control occurred on April 30, 2016 and each named executive officer’s employment terminated on that date without “cause” or for “good reason”. Since April 30, 2016 was not a business day, the closing price of Common Stock on April 29, 2016 was used.

For a summary of the provisions of the employment agreements, offer letters and severance agreement with the named executive officers that were effective as of April 30, 2016 and the outstanding equity awards that were held by the named executive officers as of April 30, 2016, and therefore affect the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” sections of this Proxy Statement.

Director Compensation Table

Name	Fiscal Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Ann-Marie Campbell (3)	2016	$67,738	$119,994	$187,732
George Campbell, Jr.	2016	$91,136	$119,994	$211,130
Mark D. Carleton	2016	$82,500	$119,994	$202,494
Scott S. Cowen	2016	$98,869	$119,994	$218,863
William Dillard, II	2016	$86,875	$119,994	$206,869
Paul B. Guenther (3)	2016	$79,375	$119,994	$199,369
Patricia L. Higgins	2016	$129,289	$119,994	$249,283
David G. Golden (4)	2016	$25,495	$0	$25,495
John Ryan (4)	2016	$23,484	$0	$23,484
David A. Wilson (4)	2016	$26,121	$0	$26,121

(1)	This column represents the amount of annual cash retainers earned by directors during Fiscal 2016. All directors were also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

(2)	This column represents the aggregate grant date fair value of awards granted in Fiscal 2016, computed in accordance with ASC 718. The assumptions used in calculating these amounts are set forth in Note 6 to the Company’s Financial Statements for the fiscal year ended April 30, 2016, which is located on pages F-58 and F-59 of the Company’s Form 10-K. The values in this column reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the non-employee directors. Refer to the “Fiscal Year 2016 Non-Employee Director Equity Award Table” below for information on awards made in Fiscal 2016.

(3)	Ms. Campbell and Mr. Guenther were elected to the Board in June 2015.

(4)	Messrs. Golden, Ryan and Wilson are former directors who resigned on August 2, 2015, to serve as directors of Barnes & Noble Education, Inc.

Narrative to the Director Compensation Table

Annual Retainer

Each non-employee director received an annual Board retainer fee of $65,000, paid in quarterly installments. The Lead Director of the Board received an additional $25,000 annual cash retainer. Audit Committee members received an additional $15,000 annual cash retainer, and the Chair of the Audit Committee received an additional $30,000 annual cash retainer. Compensation Committee members received an additional $10,000 annual cash retainer, and the Chair of the Compensation Committee received an additional $20,000 annual cash retainer. Corporate Governance and Nominating Committee members received an additional $10,000 annual cash retainer, and the Chair of the Corporate Governance and Nominating Committee received an additional $17,500 annual cash retainer. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s Amended and Restated 2009 Incentive Plan. The table below illustrates the fair market value of the Fiscal 2016 restricted stock awards on the date of grant and the aggregate number of awards outstanding at fiscal year-end for each non-employee director.

Fiscal 2016 Non-Employee Director Equity Award Table

Director	Fiscal Year	Restricted Stock Grant Value (1)	Aggregate Restricted Shares Outstanding	Aggregate Options Outstanding (2)
Ann-Marie Campbell	2016	$119,994	9,202	—
George Campbell, Jr.	2016	$119,994	9,202	—
Mark D. Carleton	2016	$119,994	9,202	—
Scott S. Cowen	2016	$119,994	9,202	—
William Dillard, II	2016	$119,994	9,202	—
Paul B. Guenther	2016	$119,994	9,202	—
Patricia L. Higgins	2016	$119,994	9,202	30,498
David G. Golden (3)	2016	$0	—	—
John Ryan (3)	2016	$0	—	—
David A. Wilson (3)	2016	$0	—	—

(1)	On October 16, 2015, the non-employee directors received a grant of the number of shares of restricted stock having a value of approximately $120,000 based on the October 16, 2015 per share closing price of Common Stock on the New York Stock Exchange (9,202 shares at a price of $13.04) vesting on the earlier of (i) October 16, 2016 and (ii) the date of the next annual meeting of stockholders of the Company.

(2)	All options held by the non-employee directors are fully vested.

(3)	Messrs. Golden, Ryan and Wilson are former directors who resigned on August 2, 2015, to serve as directors of Barnes & Noble Education, Inc.

Stock Ownership Guidelines.

Each non-employee director is subject to stock ownership guidelines effective as of December 12, 2012, requiring such non-employee director to hold shares in the Company equal in value to three times the annual cash retainer paid to such non-employee director. Shares of Common Stock actually owned by the non-employee director or beneficially owned shares held indirectly count toward compliance with these requirements. In addition, until the applicable stock ownership level has been achieved, each non-employee director is required to retain 100% of net shares of Common Stock received upon exercise of stock options or vesting of restricted stock or restricted stock units.

Compensation Risk Assessment

As a part of its oversight of the Company’s compensation program, the Compensation Committee periodically reviews and considers the risk implications of the Company’s compensation programs and practices. This process included a review of the Company’s compensation programs for our employees, including non-executive officers; the identification and review of features of our compensation programs that could potentially encourage excessive or imprudent risk taking of a material nature; and the identification and review of factors that mitigate these risks. Based on the results of the risk assessment, the Compensation Committee noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of compensation elements, including cash versus equity compensation, short-term versus long-term awards and financial versus non-financial performance targets.

•

Annual cash incentives under our performance-based annual incentive compensation program that focus employees on corporate, business unit and individual performance, with senior management being evaluated on Adjusted EBIT and Adjusted EBITDA, fundamental measures of value creation for stockholders, as well as individual performance goals.

•	Regular advice of an outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based on this process and the results of the risk assessment, the Compensation Committee concluded that the Company’s compensation programs and practices were designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and were appropriately structured, well-aligned with stockholders’ value and did not create or encourage risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and related third-parties are at least as favorable to the Company as could have been obtained from unrelated parties at the time they were entered into. The Audit Committee of the Board of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. The Company’s related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. The Company tests to ensure that the terms of related party transactions are at least as favorable to the Company as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between the Company and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, the Company’s rationale for entering the transaction and the terms of comparable transactions with unrelated third-parties. In addition, management and internal audit annually analyzes all existing related party agreements and transactions and reviews them with the Audit Committee.

The Company completed the acquisition (the “Acquisition”) of B&N College from Leonard Riggio and Louise Riggio (the “Sellers”) on September 30, 2009. In connection with the closing of the Acquisition, the Company issued the Sellers (i) a senior subordinated note in the principal amount of $100,000,000 with interest of 8% per annum payable on the unpaid principal amount, which was paid on December 15, 2010 in accordance with its scheduled due date, and (ii) a junior subordinated note in the principal amount of $150,000,000 (the Junior Seller Note), with interest of 10% per annum payable on the unpaid principal amount, which was paid on September 30, 2014 in accordance with its scheduled due date. Pursuant to a settlement agreed to on June 13, 2012, the Sellers waived their right to receive $22,750,000 in principal amount (and interest on such principal amount) of the Junior Seller Note.

On July 14, 2015, the Board approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of Barnes & Noble Education, Inc. common stock, which resulted in the complete legal and structural separation of the two companies on August 2, 2015.

The Company has a long-term supply agreement (“Supply Agreement”) with MBS Textbook Exchange, Inc. (“MBS”), which is majority-owned by Leonard Riggio and other members of the Riggio family. MBS is a new and used textbook wholesaler, which also sells textbooks online and provides bookstore systems and distant learning distribution services. The Supply Agreement, which has a term of ten years, and subject to availability and competitive terms and conditions, contains restrictive covenants that limit the ability of the Company to become a used textbook wholesaler and that place certain limitations on MBS’s business activities.

The Company also entered into an agreement with MBS in Fiscal 2011, pursuant to which MBS agrees to purchase at the end of a given semester certain agreed upon textbooks, which the Company shall have rented to students during such semester. Total sales to MBS under this program were $2,000, $619,000 and $1,388,000 for Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively.

In Fiscal 2013, the Company also entered into an agreement with MBS Direct, a division of MBS, pursuant to which the marketplace program on the Company’s website was made available through the MBS Direct website. The Company receives a fee from third-party sellers for sales of marketplace items sold on the MBS Direct website and, upon receipt of such fee, remits a separate fee to MBS Direct for those sales. Total outstanding amounts payable to MBS for all arrangements, net of any amounts due, were $183,000 and $165,000 for Fiscal 2016 and Fiscal 2015, respectively.

The Company purchases new and used textbooks directly from MBS. Total purchases were $7,092,000, $14,594,000 and $14,371,000 for Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively. MBS sells used books through the Barnes & Noble dealer network. The Company earned a commission of $268,000, $316,000 and $315,000 on the MBS used book sales in Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively. In addition, Barnes & Noble hosts pages on its website, through which Barnes & Noble customers are able to sell used books directly to MBS. The Company is paid a fixed commission on the price paid by MBS to the customer. Total commissions paid to the Company under this arrangement were $68,000, $91,000 and $99,000 for Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively.

In Fiscal 2010, the Company entered into an agreement with TXTB.com LLC (TXTB), a subsidiary of MBS, pursuant to which the marketplace program on the Company website was made available through the TXTB website. The Company receives a fee from third-party sellers for sales of marketplace items and, upon receipt of such fee, the Company remits a separate fee to TXTB for any marketplace items sold through the TXTB website. In Fiscal 2011, the Company entered into an agreement with TXTB, pursuant to which the Company became the exclusive provider of trade books to TXTB customers through the TXTB website. TXTB receives a commission from the Company on each purchase by a TXTB customer. Total commissions paid to TXTB under these arrangements were $515,000, $429,000 and $238,000 during Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively. Outstanding amounts payable to TXTB were $0 and $7,000 for Fiscal 2016 and Fiscal 2015, respectively.

In Fiscal 2010, the Company entered into an Aircraft Time Sharing Agreement with LR Enterprises Management LLC (“LR Enterprises”), which is owned by Leonard Riggio and Louise Riggio, pursuant to which LR Enterprises granted the Company the right to use a jet aircraft owned by it on a time-sharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the Federal Aviation Regulations (“FAR”). Such operating costs were $63,000, $155,000 and $175,000 during Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively. LR Enterprises is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, other than insurance obtained for the specific flight as requested by the Company, as provided in the FAR.

The Company has leases for two locations for its corporate offices with related parties: the first location is leased from an entity, in which Leonard Riggio has a majority interest, and the second location is leased from an entity, in which Leonard Riggio has a minority interest, with both leases expiring in 2023. The space was rented at an aggregate annual rent, including real estate taxes, of approximately $7,784,000, $6,834,000 and $4,299,000 during Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively.

The Company leased an office/warehouse from a partnership, in which Leonard Riggio has a 50% interest, pursuant to a lease terminated effective December 30, 2015. The space was rented at an annual rent of $456,000, $262,000 and $707,000 during Fiscal 2016 through the date of termination, Fiscal 2015 and Fiscal 2014, respectively. During Fiscal 2015, the Company received credits totaling $418,000, representing the net effect of inadvertent overpayment of construction expenses and underpayment of base rent previously paid. Net of subtenant income, the Company paid rent of $179,000 during Fiscal 2016 through the date of termination, received $174,000 during Fiscal 2015 due to credits noted above and paid $270,000 during Fiscal 2014.

The Company was provided with national freight distribution and trucking services by Argix Direct Inc. (“Argix”), a company in which a brother of Leonard Riggio owned a 20% interest. The Company paid Argix

$19,102,000, $47,536,000 and $52,087,000 for such services during Fiscal 2016 through the date of termination, Fiscal 2015 and Fiscal 2014, respectively. The contracted relationship between Argix and the Company has terminated due to Argix exiting the industry during Fiscal 2016.

On August 18, 2011, the Company entered into an investment agreement between the Company and Liberty GIC, Inc. (Liberty), pursuant to which the Company issued and sold to Liberty, and Liberty purchased, 204,000 shares of the Company’s Series J Preferred Stock, par value $0.001 per share (Preferred Stock), for an aggregate purchase price of $204.0 million in a private placement exempt from the registration requirements of the 1933 Act. The shares of Preferred Stock were convertible, at the option of the holders, into shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), representing 16.6% of Company Common Stock outstanding as of August 29, 2011 (after giving pro forma effect to the issuance of the Preferred Stock) based on the initial conversion rate. The initial conversion rate reflected an initial conversion price of $17.00 and was subject to adjustment in certain circumstances. The initial dividend rate for the Preferred Stock was equal to 7.75% per annum of the initial liquidation preference of the Preferred Stock paid quarterly and subject to adjustment in certain circumstances.

On April 8, 2014, Liberty sold the majority of its shares to qualified institutional buyers in reliance on Rule 144A under the Securities Act and had retained an approximate 10% stake of its initial investment. As a result, Liberty no longer had the right to elect two preferred stock directors to the Company’s Board. Additionally, the consent rights and pre-emptive rights, to which Liberty was previously entitled, ceased to apply.

On June 5, 2015, the Company entered into conversion agreements with five beneficial owners (Series J Holders) of its Preferred Stock, pursuant to which each of the Series J Holders had agreed to convert (Conversion) shares of Preferred Stock it beneficially owned into shares of Company Common Stock, and additionally received a cash payment from the Company in connection with the Conversion.

On July 9, 2015, the Company completed the Conversion. Pursuant to the terms of the Conversion Agreements, the Series J Holders converted an aggregate of 103,995 shares of Preferred Stock into 6,117,342 shares of Company Common Stock, and made an aggregate cash payment to the Series J Holders of $3.7 million plus cash in lieu of fractional shares in connection with the Conversion.

On July 10, 2015, the Company gave notice of its exercise of the right to force conversion of all outstanding shares of its Senior Convertible Redeemable Series J Preferred Stock into Company Common Stock pursuant to Section 9 of the Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Series J Preferred Stock, dated as of August 18, 2011 (the Forced Conversion). The effective date of the Forced Conversion was July 24, 2015. On the date of the Forced Conversion, each share of Series J Preferred Stock was automatically converted into 59.8727 shares of Company Common Stock, which included shares of Company Common Stock reflecting accrued and unpaid dividends on Series J Preferred Stock. Each holder of Series J Preferred Stock received whole shares of Company Common Stock and a cash amount in lieu of fractional shares of Company Common Stock.

As a result of the transactions described above, all shares of Series J Preferred Stock were retired by the Company and are no longer outstanding.

The Company was incorporated in Delaware in 1986.

The Company purchased trade books, primarily craft and hobby books, from Leisure Arts, Inc. (“Leisure Arts”), a subsidiary of Liberty Media. Total purchases from Leisure Arts following the date of the Liberty investment were $38,000 during Fiscal 2014. In Fiscal 2013, the Company entered into an agreement with Sirius XM Radio, Inc. (“Sirius”), a subsidiary of Liberty Media, pursuant to which Sirius registered for the NOOK® developer program whereby Sirius applications were made available for consumer download on NOOK® devices. Total commissions received from Sirius during Fiscal 2014 were $1,000.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

The Audit Committee has retained Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for the fiscal year beginning May 1, 2016 and ending April 29, 2017 (“Fiscal 2017”). E&Y have been our independent auditors since 2013. E&Y, as the independent registered public accountants, examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by E&Y are compatible with maintaining the independence of E&Y in its audit of the Company and have determined that, because such services are not considered prohibited services under the Sarbanes-Oxley Act of 2002, such services are compatible with maintaining the independence of E&Y.

Audit Fees.  For Fiscal 2016 and Fiscal 2015, the Company was billed $2,329,565 and $4,043,754, respectively, by E&Y for audit services, including (a) the annual audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC and review of draft responses to SEC comment letters. The audit fees for Fiscal 2016 include services for the audits of the carve-out financial statements of Barnes & Noble Education, Inc. and related services in connection with the Separation.

Audit-Related Fees.  For Fiscal 2016 and Fiscal 2015, the Company was billed $30,253 and $40,700, respectively, by E&Y for Barnes & Noble College sales audits.

Tax Fees.  In Fiscal 2016 and Fiscal 2015, the Company was not billed, by E&Y for services related to tax compliance and consultation on tax matters.

All Other Fees.  For Fiscal 2016 and Fiscal 2015, the Company was billed $2,172 and $0, respectively, by E&Y for other fees.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the Board requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved all of the services provided by E&Y referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent registered public accountants from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $100,000 in the aggregate.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

In this context, prior to the filing of the Company’s Fiscal 2016 Annual Report on Form 10-K, the Audit Committee at that time reviewed and discussed with management and the Company’s independent registered public accountants the Company’s audited financial statements. The Audit Committee at that time discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee at that time received from the Company’s independent registered public accountants the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with such accountants their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved) that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Fiscal 2016 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Paul B. Guenther, Chair

Mark D. Carleton

Patricia L. Higgins

ADVISORY VOTE ON EXECUTIVE COMPENSATION—PROPOSAL 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the named executive officers’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s Adjusted EBIT, Adjusted EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards (through restricted stock, stock options and restricted stock units), the value of which is based upon the performance of the Company’s stock price.

The Compensation Committee and the Board believe that the Company’s Fiscal 2016 executive compensation programs align well with the Compensation Committee’s philosophy and are sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Company’s performance, see the Compensation Discussion and Analysis above.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.

The Board unanimously recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS—PROPOSAL 3

The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2016, to audit the financial statements of the Company for the Company’s 2017 fiscal year, ending April 29, 2017. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of Ernst & Young will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board considers Ernst & Young LLP to be well qualified and unanimously recommends that the stockholders vote FOR ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10-percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons (or counsel to such reporting persons) that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders have been complied with during Fiscal 2016.

OTHER MATTERS

Other Matters Brought Before the Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Meeting other than as described in this Proxy Statement. It is nonetheless possible that stockholders may seek to raise a proposal at the Meeting that is not described in this Proxy Statement by notifying the Company of such proposal in accordance with the Company’s Bylaws. The business of the Meeting shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company on or before August 15, 2016.

Proxy Solicitation

Proxies are being solicited through the mail. Proxies may also be solicited by means of press releases and other public statements. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $25,000, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2016, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2017 must be received by the Company’s Corporate Secretary, at Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than March 31, 2017.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must deliver written notice to the Corporate Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the proposing stockholder in such business. Similar notice must be given with respect to any stockholder nominees for director. Accordingly, the business of the annual meeting of stockholders to be held in 2017 shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company in accordance with the Company’s Bylaws.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board to give you any information or to make any representations in connection with the solicitation of proxies by the Board, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

*    *    *

By Order of the Board of Directors

Leonard Riggio, Chairman of the Board

July 29, 2016

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

BARNES & NOBLE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Barnes & Noble, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, on September 14, 2016, at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof, with the same effect as if the undersigned were personally present and voting such shares, on all matters as further described in the Proxy Statement or that may otherwise come before the Annual Meeting.

The Undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated July 29, 2016.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted “FOR” each of the Board of Directors’ nominees, and “FOR” Proposals 2 and 3. Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting. In the event that any of the Board of Directors’ nominees named on the other side of this Proxy are unable to serve or for good cause will not serve, this Proxy confers discretionary authority to Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, to vote as recommended by the Board of Directors with respect to the election of any person to replace such nominee.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.
(Continued, and to be signed and dated on the reverse side.)

BARNES & NOBLE, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Barnes & Noble, Inc.

Common Stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-358-4704 on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9091. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvote-now.com/bks and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼  TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

1 – Election of Directors		WITHHOLD
AUTHORITY
Nominees:	FOR all Nominees	to vote for all nominees	*EXCEPTIONS
01 – Al Ferrara 02 – Paul B. Guenther 03 – Leonard Riggio	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2 –	Advisory Vote on Executive Compensation	☐	☐	☐

3 –	Ratification of the Appointment of Ernst & Young LLP, as the independent registered public accountants of the Company for the fiscal year ending April 29, 2017	FOR ☐	AGAINST ☐	ABSTAIN ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Date	, 2016

Signature

Signature

Title

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.